Exhibit 10.2

SOUTH METRO WISE AUTHORITY
FORMATION AND ORGANIZATIONAL
INTERGOVERNMENTAL AGREEMENT

    THESOUTH METRO WISE AUTHORITY FORMATION AND ORGANIZATIONAL INTERGOVERNMENTAL AGREEMENT ("Agreement") is made, entered into and effective on the day set forth in Section 20 of this Agreement by and between the political subdivisions listed on Exhibit A, which is attached hereto and incorporated herein ("Members") to form the "South Metro WISE Authority."

RECITALS

    WHEREAS, the Members, individually and collectively, hereby find and declare:

        (a)    Water is essential to the economy of the State of Colorado,  Douglas County, Arapahoe County, and the Members; and

        (b)        The naturally-occurring water in the Denver Basin aquifers is a limited resource; and

        (c)          Concerns about the continued availability of water have severe and adverse impacts on the economy of the south Denver metropolitan community, region, and state; and

    WHEREAS, Denver Water and Aurora Water (both defined below) have been negotiating with the Members for  the delivery of water pursuant to the WISE Delivery Agreement (defined below); and

    WHEREAS, the Members, Denver Water, and Aurora Water have reached an agreement that would provide 7,225 acre-feet per year, on average, to the Members; and

    WHEREAS, the WISE Project (defined below) is a regional project with broad support from elected officials, water providers, and the general public; and

    WHEREAS, the WISE Project allows for regional cooperation to help maximize the use of the water resources available to the Members; and

    WHEREAS, the Members executed that certain "South Metro Water Supply Authority  WISE Negotiations and Cost Sharing Participation Agreement" dated effective January 1, 2012, as amended ("Cost Sharing PA"); and

    WHEREAS, the Members desire to form the Authority (defined below) as a necessary step to implementation of the WISE Project; and

    WHEREAS, the Members shall have rights in and obligations to the South Metro WISE Authority and the WISE Project as set forth herein; and

   WHEREAS, the First Amended and Restated South Metro Water Supply Authority Intergovernmental Agreement ("SMW IGA") dated effective January 1, 2006, is the governing intergovernmental agreement of the South Metro Water Supply Authority; and

   WHEREAS, Section 110 of the SMW IGA anticipates the creation of Participation Agreements used to pursue specific projects and that such Participation Agreements may create separate legal entities; and

   WHEREAS, the Members desire that Douglas County and/or other eligible entities have the opportunity to join the South Metro WISE Authority and to be eligible to receive water from the WISE Project, when, inter alia, water in excess of the Delivery Obligation is available or a portion of the Delivery Obligation becomes available pursuant to this Agreement; and

   WHEREAS, the Members intend that the benefits  and obligations set forth in this Agreement shall be perpetual, shall not be subject to annual appropriation, shall not be a "multiple-fiscal year direct or indirect ... debt or other financial obligation" subject to TABOR, and shall not be "general obligation" debt subject to Section 6 of Article XII of the Colorado Constitution. The Members further intend that they shall each be bound by and subject to the provisions of this Agreement without the need for further or subsequent approval; and

   WHEREAS, the Members enter into this Agreement on the belief that it is in the best interests of their respective customers and constituents.

   NOW THEREFORE, in consideration of the terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

SECTION 1. CREATION OF AUTHORITY

A.
There is hereby created the South Metro WISE Authority for the purpose of implementing the WISE Project. The Authority shall be a body corporate and politic and a political subdivision of the state, separate from the Members. The Authority is a water  authority as defined in section 29-1-204.2, C.R.S. The Authority shall be an enterprise as defined in sections 24-77-102(3) and 37-45.1- 101 et seq., C.R.S. and the Executive Board shall take such actions as may be required to prevent disqualification as an enterprise.

B.
The Authority has all of the powers authorized in Section 29-1-204.2, C.R.S. (specifically including subsections (5) and (7) thereof) and granted to such authorities by Colorado law. A copy of Section 29-1-204.2, C.R.S. as it exists on the effective date of this Agreement is attached as Exhibit B hereto. Amendments to such section adopted after the effective date of this Agreement shall apply to the Authority only if the governing bodies of the Members approve an amendment to this Agreement allowing such application or if required by state law.

C.	Except as specifically provided herein, nothing in this Agreement shall preclude any Member from undertaking any other water project.

D.
With full execution of this Agreement by the Members, the Executive Board is authorized and empowered to execute the WISE Delivery Agreement on behalf of the Authority and to take any necessary action on behalf of the Authority to remain in good standing under the WISE Delivery Agreement. This authorization shall not be impaired by any other provision, term or condition of this Agreement.

SECTION 2. DEFINITIONS

A.	Aurora Water shall mean the City of Aurora, Colorado, acting by and through its Utility Enterprise.

B.	Authority shall mean the South Metro WISE Authority formed pursuant to this Agreement.

C.	Binney Plant Connection shall mean the connection between the Binney Plant and the Westem Line, as described in the WISE Delivery Agreement.

D.	Capacity shall mean a Member's right, pursuant to this Agreement, to receive a certain portion of pipeline capacity through the WISE Project, measured in million gallons per day (MGD).

E.
Colorado River Cooperative Agreement shall mean the agreement dated May 15, 2012 between Denver Water and various governmental and non-governmental entities located west of the Continental Divide, including, but not limited to, Board of County Commissioners for the Counties of Eagle, Grand and Summit, the Colorado River Water Conservation District, and the Cities of Glenwood Springs and Rifle.

F.	Delivery Volume shall mean a specific volume of water measured in terms of acre-feet or million gallons delivered over a specified time period such as a day, a month or a year.

G.	Denver Water shall mean the City and County of Denver, Colorado, acting by and through its Board of Water Commissioners.

H.	Executive Board shall mean the Executive Board of the Authority as determined pursuant to this Agreement.

I.	Executive Director shall mean the Executive Director of the Authority.

J.	Infrastructure shall be divided into two separate terms:

1.
Core   WISE   Project   Infrastructure shall  mean  infrastructure  that   is necessary for the functioning of the WISE Project and is defined as such by the Members. For example, Core WISE Project Infrastructure  shall include the Temporary Interconnect, the Binney Plant Connection, and the Western Line. Core WISE Project Infrastructure shall be  constructed or purchased pursuant to this Agreement, the Western Pipeline Agreement or other agreement.

2.
Local Infrastructure shall mean infrastructure, not defined as Core WISE Project Infrastructure, that is necessary for one or more Members to receive water from the WISE Project. For example, the Chambers Pipeline is Local Infrastructure, as are connections by Members to the Core WISE Project Infrastructure. Local Infrastructure may be constructed in coordination with Core WISE Project Infrastructure or may be constructed or purchased pursuant to agreement between the Members interested in such infrastructure.

K.
Member's Pro Rata Share shall be the fraction (displayed as a percentage) shown in Exhibit C, the numerator of which is the Member's annual Subscription Amount and the denominator of which is the total of all annual Subscription Amounts (i.e., 7,225 acre-feet/year). By way of example, if a Member has a 1,445 acre-foot annual Subscription Amount, then any Member's Pro Rata Share would be 20%. The Member's Pro Rata Share shall be recalculated when there is a change in the Member's annual Subscription Amount or the addition of new Members. While a Member's Pro Rata Share may change as described herein, a Member's Subscription Amount and Delivery Volume shall not be changed without such Member's consent unless such Member is in breach of this Agreement. Additionally, a Member's Pro Rata Share shall be adjusted based upon changes in the denominator (i.e., the total of all annual Subscriptions Amounts).

L.	Minimum Payment shall mean the required payments by the Authority pursuant to Paragraph 3.5.3 of the WISE Delivery Agreement. Each Member is obligated to pay its Pro Rata Share of the Minimum Payment.

M.
Minimum Payment Commitment shall mean the annual commitment by a Member to pay for a certain percentage of the Minimum Payment due pursuant to the WISE Delivery Agreement. The Minimum Payment commitment is equal to each Member's Pro Rata Share times the WISE raw water rate, as defined in the WISE Delivery Agreement.
O&M shall mean operations and maintenance.

N.	MGD shall mean millions of gallons of water per day and is a measure of flow rate.

O.	O&M shall mean operations and maintenance.

P.
Offered Delivery Amount shall mean the volume and flow rate of water offered by Denver Water and Aurora to the Authority at the Delivery Location(s) subject to the delivery volume and flow rate parameters set forth in  WISE Delivery Agreement.

Q.
Operational Costs shall mean the actual operational costs associated with the operation of the Core WISE Project Infrastructure, including, but not limited to, electricity, periodic maintenance, personnel, chemicals, etc. as determined by the Executive Board.

R.
Overhead Costs shall mean the actual overhead costs associated with the WISE Project incurred by the Authority that include, but are not limited to, the costs of insurance, accounting, legal and administration, as determined by the Executive Board. The Authority shall provide or cause any or all of said services to be provided by employees or independent contractor(s).

S.	South Metro Water Supply Authority shall mean the authority formed pursuant the First Amended and Restated South Metro Water Supply Authority Intergovernmental Agreement dated January 1, 2006.

T.
Subscription Amounts means the amount of water that a Member has subscribed to pursuant to this Agreement and for which the Member is obligated to pay its Pro Rata Share of the Minimum Payments pursuant to this  Agreement. Subscription Amounts are shown in Exhibit C.

U.	TABOR shall mean the Taxpayer Bill of Rights as set forth in Section 20, Article X of the Colorado Constitution.

V.	Temporary Interconnect shall mean the initial connection to the Aurora Water treated water system as described in Section 3.2.2 of the WISE Delivery Agreement.

W.
Western Pipeline shall mean a pipeline from the Temporary Interconnect (and ultimately the Binney Plant Connection) southerly and then westerly through Douglas County that is anticipated to be either the ECCV Western Pipeline or an alternate western pipeline.

X.
WISE Delivery Agreement shall mean the "WISE Partnership - Water Delivery Agreement between Denver Water, the City of Aurora, acting by and through its Utility Enterprise, and the South Metro WISE  Authority"  dated contemporaneously herewith, a copy of which is attached hereto as Exhibit D and incorporated herein.

Y.	WISE Project shall mean the project described in the WISE Delivery Agreement and the Core WISE Project Infrastructure.

    Capitalized terms not defined herein shall have the meaning and definition as set forth in the WISE Delivery Agreement.

SECTION 3. MEMBERSHIP - INCLUSION

A.	The initial Members of the Authority shall be those parties executing this Agreement.

B.	Additional Members may be included into the Authority upon satisfying the following requirements and procedures:

1.
To be considered for membership, a prospective member must be (i) a municipal or quasi-municipal water provider or political subdivision of the state of Colorado; and (ii) an enterprise as defined in TABOR.

2.
To be considered for membership, a political subdivision must file a written request, approved by the governing body of the political subdivision, with the authority to be included as a Member of the Authority.

3.	The Members of the Authority shall hold a hearing on the request at a publicly noticed meeting of the Members.

4.
The Members of the Authority may approve, modify, or deny the request and may impose such terms and conditions as the Members deem appropriate to further the Authority=s purposes. The Members shall determine what, if any, contribution will be  required  to  equitably reimburse the Authority for prior costs. Material modifications to the request made by the Members shall be subject to the approval of the requesting political subdivision.

5.
To approve the request as filed or as modified, the Members must find that there exists or will exist in the foreseeable future an interrelationship between the Authority and the political  subdivision  requesting membership, that the inclusion of the political subdivision requesting membership will contribute to the fulfillment of the Authority's purposes and such other findings as the Members deem appropriate.

6.
Decisions by the Members in this Section 3.B. shall be by weighted majority of Member present at an annual or special meeting of the Members. Each Member shall have one (1) vote for each 100 acre-feet of Subscription Amount (rounded to the nearest whole number).

C.
If a Member is dissolved or otherwise ceases to exist, then either (i) the plan for dissolution  shall contain adequate provisions  acceptable to the Authority for the performance of all of such Member=s obligations to the Authority, or (ii) all such obligations shall be fully paid prior to the effective date of dissolution.

SECTION 4. MANAGEMENT / VOTING / DECISION MAKING

A.
Meetings  of  the  Members  of  the  Authority.  At  least  annually, but  as often  as necessary to address items required  under this Agreement  or as desired by  the Members, there shall be a meeting of all Members. At meetings of the Members, each Member shall have one (1) vote. The annual meeting shall be  called by the Executive Director. Special meetings of the  Members  may  be  called by  the Executive  Director  of the Authority,  the President  of the  Executive Board, or three Members and shall be held following no less than 72 hour written notice to all Members. Two-thirds of the Members shall be a quorum for the Members to conduct business. Members shall appoint an  individual and alternate to act as a representative of the Member at such meetings. Representatives of Members shall not  be  required  to be  employees  of  a Member. In the event that there is any question about who is an authorized  representative or alternate of a Member; the Executive Director may require such designation to be in writing.

B.
Executive Board. There shall be created an Executive Board for the Authority. The Executive Board shall be made up of five (5) Executive Board Members who each serve two-year terms, except as noted below for initial terms of one-year for two of the Executive Board Members. Terms shall run from annual meeting date to annual meeting date. There shall be no limit on the number of terms that may be served. Candidates for the Executive Board shall be representatives of the Members. No Member shall have more than one Executive Board Member on the Executive Board. Three (3) members of the Executive Board ("Large Executive Board Members") shall be elected from representatives of the three (3) largest Members plus ties ("Large Members"), measured by Subscription Amount.   Two 2) members of the Executive Board ("Small Executive Board Members") shall be elected from representatives of the remaining Members of the Authority who are not Large Members plus ties ("Small Members"). Large Executive Board Members shall be elected at-large by weighted vote of the Large Members present at the annual meeting of the Members. Small Executive Board Members shall be elected at-large by a weighted vote of the Small Members present at the annual meeting of the Members. Each Member shall have one vote for each 100 acre feet of Subscription Amount (rounded to the nearest whole number). Each Member shall have its respective weighted vote for each Executive Board position on which they are authorized to vote.

At the first meeting of the Authority immediately following the execution of this Agreement, members of the Executive Board shall be elected as follows:

Position 1 - Large Member Representative (Two-Year Term)
Position 2 -Large Member Representative (Two-Year Term)
Position 3 -Large Member Representative (One-Year Term)
Position 4 - Small Member Representative {Two-Year Term)
Position 5 - Small Member Representative (One-Year Term)

Following the end of the first one-year terms, such positions shall thereafter be elected to two-year terms so that in odd numbered years, three positions shall be subject to regular election and in even numbered years, two positions shall be subject to regular election.

Members of the Executive Board shall receive no compensation but may be reimbursed for reasonable and necessary actual expenses incurred in the performance of their official duties as members of the Executive Board.

C.	Officers. The Executive Board shall elect a President, Vice President, and Secretary-Treasurer who shall have the duties set forth in the Bylaws, if any have been adopted.

D.	Administration.
1	Meetings. Meetings of the Executive Board may be called by the Executive Director, any officer or any two members of the Executive Board
2	Quorum. A majority of the Executive Board shall be a quorum and will allow the Executive Board to take action or make decisions.
3	Subcommittees. The Executive Board may appoint subcommittees made up of Members as appropriate for carrying out WISE Project objectives.
4	Financial Records. The financial records of the Authority shall be kept by the Executive Director.
5	Distribution of Information. Information sent or provided to one Member shall be provided to all Members.

E.	Approval of Each Member Required. The following actions shall require the approval of each Member:
1	Incurrence of any financial obligation for which a Member will be directly responsible, except for the costs, fees, payments, and obligations set forth in Section 6;
2	Sale or lease of Core WISE Project Infrastructure; and
3	Approval of the Western Line Agreement; and

4	Approval of the permit by the U.S. Army Corps of Engineers (Corps) allowing water delivered under the WISE Delivery Agreement to be stored in Rueter-Hess Reservoir; and
5	Amendments to the WISE Delivery Agreement; and
6	Amendments to this Agreement.
F.	Majority Approval Required. The following actions shall require majority approval of all Members present at a meeting of the Members:
1	Assignments of a Member's Pro Rata Share not expressly permitted by Section 14; and
2	Admission of new Members (pursuant to weighted voting as described in Section 3.B.).
G.	Executive Board Approval. Except for those actions set forth in Sections 4.E., 4.F. and 5.D, all other actions or decisions shall be made by majority approval of a quorum of the Executive Board.
H.
Meeting Attendance. Members of the Authority and of the Executive Board may attend and participate in meetings in person, electronically, by videoconference, telephonically and in any other manner permitted by Colorado law and authorized by the Executive Board.

SECTION 5. POWERS OF THE AUTHORITY

A.
In addition to the general and broad powers specifically granted to the Executive Board in this Agreement, including all of the powers set forth in Section 29-1- 204.2, C.R.S. and Colorado law, the South Metro WISE Authority, acting by and though its Executive Board, shall have the following authority, powers, and duties:

1
To borrow money and contract to borrow money for the purpose of issuing revenue Bonds, notes, Bond anticipation notes, or other obligations for any of the Authority's corporate purposes and to fund or refund such obligations as provided by statute;

2
To enter into contracts and agreements affecting the affairs of the Authority including, but not limited to, contracts with the United States and the state of Colorado and any of their agencies or instrumentalities, political subdivisions of the state of Colorado, corporations, limited liability companies, partnerships, limited partnerships, associations, organizations, or other legal entities and individuals;

3	To open and utilize banking and checking accounts;

4.	To provide for utilities and related services for the Authority, including but not limited to potable water, and non-potable water;

5.
To make and pass resolutions and rules and regulations which are necessary for the governance and management of the affairs of the Authority, for the execution of the powers vested in the Authority, and for carrying out the provisions of this Agreement;

6.
To prescribe a system of business administration, to create any and all necessary offices, to establish the powers, duties, and compensation of all employees, and to require and set the amount of all official bonds, if necessary, for the protection of the funds and property of the Authority and to pay for such bonds;

7.
The Authority may appoint and retain employees, agents, engineers, accountants, attorneys and consultants  to make recommendations, coordinate Authority activities, conduct business of the Authority, and act on behalf of the Authority under such conditions and restrictions as shall be fixed by the Executive Board;

8.	To adopt, implement and manage plans for the development of projects necessary to implement the WISE Project;

9.	To cooperate with and exchange services, personnel, and information with any federal, state, or local governmental agency;

10.	To procure insurance against any loss in connection with its property and other assets including loans and loan notes in such amounts and from such insurers as it may determine;

11.
To procure insurance or guarantees from any public or private entity, including any department, agency, or instrumentality of the United States, for payment of any Bonds issued by the Authority, including the power to pay premiums on any such insurance;

12.
To receive and accept from any source gifts or contributions of money, property, labor, or other things of value to be held, used, and applied to carry out the purposes of this Agreement, including but not limited to gifts or grants from any department, agency, or instrumentality of the United States for any purpose consistent with the provisions of this Agreement;

13.
To operate its water systems, utilities, and other services related to the purposes of the Authority as are necessary to serve customers of the Authority and promote water conservation, reuse, and development. By execution of this Agreement, the Members consent to the Authority's operation of a wholesale water system within their respective service area. Notwithstanding  the foregoing, the Authority shall not operate a retail water delivery system within the service area of any Member without the prior consent of such Member;

14.	To adopt and revise bylaws relating to the operation and business of the Authority;

15.
To develop funding mechanisms that provide for meeting the costs of constructing projects and other financial obligations related to the WISE Project and allow for incl!vidual Members to determine how they meet their portion of those obligations, including participation in common funding. Any funding mechanism that obligates the Authority shall be approved by unanimous consent of the Executive Board;

16.	To prepare an annual budget substantially in the form required by the Local Government Budget Law of Colorado;

17.
To make surveys and conduct investigations to determine the best manner of utilizing water within and without the Authority and to determine the amount of such water supply, and to locate ditches, works, and reservoirs to store or utilize water for municipal, domestic, irrigation, manufacturing, and all other lawful purposes, and to make filings upon water and initiate appropriations for the use and benefit of the Authority, and to perform all acts and things necessary or advisable to adjudicate water rights or to secure an adequate supply of water, present and future, for municipal, domestic, irrigation, manufacturing, and other lawful purposes;

18.
Notwithstanding any provision hereof to the contrary, the Authority shall not impose a tap fee or service charge on a retail customer without the consent of the Member, if any, in which the retail customer is located;

19.
To generate and dispose of electric energy for water works purposes or any other purpose of the Authority, and to lease water facilities or the flow of water for generation of electric energy and may sell surplus energy, provided that nothing herein shall be construed as permitting the Authority to distribute electric energy to the general public;

20.	To establish and disband, from time to time, standing committees and ad hoc committees as the Executive Board deems appropriate;

21.	To take positions on and advocate regarding the activities of other governmental agencies and private entities as such activities may be related to the purposes of the Authority;

22.
To plan, organize, coordinate, and hold public meetings, forums, surveys, and conferences for the purpose of education, providing information, and gathering data and input as such may be related to the purposes of the Authority;

23.
To have and exercise all rights and powers necessary to carry out the purposes and intent of this Agreement, including any rights and powers incidental to or implied from the specific powers granted to the Authority by this Agreement and state law.

D.	Issuance of bonds or other debt by the Authority shall require unanimous approval of all five (5) members of the Executive Board.

E.	The Authority has no power to levy a general ad valorem tax.

F.	The Executive Board shall comply with the provisions of Parts (1), (5), and (6) of Section 29-1-204.2, C.R.S.

G.
The Members acknowledge that each Member enjoys the protections offered by the Colorado Governmental Immunity Act. The Members understand and agree that each is relying on and does not waive or intend to waive by this Agreement or any provision hereof, the monetary limitations or any other rights, immunities, and protections provided by the Colorado Governmental Immunity Act, C.R.S. Section 24-10-101, et seq., as from time to time amended, or otherwise available to the Members.

SECTION 6. COSTS.

A.	Minimum Payment Obligations.

1.
Each Member shall be obligated to pay for the greater of: (i) all water that it receives from the WISE Delivery Agreement pursuant to the terms of this Agreement; or (ii) its Pro Rata Share of the Minimum Payment set forth in Exhibit C.

2.
Each Member shall deposit thirty-five percent (35%) of the Member's annual Pro Rata Share of the Minimum Payment on 7,225 acre-feet with the Authority to be an operational reserve ("Operational Reserve") as follows: each Member shall deposit five percent (5%) of its Pro Rata Share of the Minimum Payment on  7,225 acre-feet  twenty-four (24) months following effective date of this Agreement and (ii) each Member shall also make three (3) additional  installments equal to ten percent (10%) of its Pro Rata Share of the Minimum Payment on 7,225 acre-feet beginning thirty-six months following the effective date of this Agreement and annually thereafter until fully paid.

3.	The Operational Reserve shall be the collective deposits of all other Members and accounted for in such a way as to track amount deposited by the individual Members.

4.	The amount of the Operational Reserve may be increased or decreased at the discretion of the Executive Board and it shall be utilized in the discretion of the Executive Board.

5.
In the event that the Authority draws upon the Operational Reserve due to a Member's failure to make timely payments due for water deliveries or its Pro Rata Share of the Minimum Payment, the Member for which the withdrawal was made shall be obligated to replenish the amount of the Operational Reserve used for such purpose within thirty (30) days following notice of such withdrawal. Withdrawals from the Operational Reserve shall be first from the amounts deposited by the defaulting Member and then from the remaining Operational Reserve funded by each Member's contribution on a pro-rata basis. Reimbursements to the Operational Reserve shall be to each non-defaulting Member's contribution on a pro-rata basis and then to the defaulting Member's contribution.

B.	DIA Connection Fees. Each Member shall pay its Pro-Rata Share of the DIA Connection Fee to the Authority upon invoice by the Authority.

C.	Interconnect Payment. Each Member shall pay its Pro-Rata Share of the costs of the Temporary Interconnect, as provided in Section 3.2.2 of the WDA, upon invoice by the Authority.

D.	Western Pipeline. The Members acknowledge that additional infrastructure will include the Western Pipeline. Pursuant to Paragraph 3.2.1 of the WISE Delivery Agreement, Denver Water and the Authority shall cooperate and coordinate the planning, design, cost-sharing, construction and operation of the Western Pipeline under the terms of a separate agreement ("Western Pipeline Agreement").

E.	Binney Plant Connection. The costs of the Binney Plant Connection, as described in the WISE Delivery Agreement, shall be allocated by separate agreement among those Members using the line generally in proportion to each Member's Pro-Rata Share.

F.	Future Treatment Costs. The costs of additional treatment, reverse-osmosis or otherwise, as described in the WISE Delivery Agreement, shall be allocated by separate agreement among those Members using such additional treatment generally in proportion to each Member's Pro-Rata Share.

G.	Non-reusable Water Costs and Allocation. In the event that non-reusable water is delivered under the WISE Delivery Agreement, such non-reusable water shall be allocated among the Members based upon each Member's Pro-Rata Share.

H.	Engineering and Construction Costs.

1.
Contemporaneously with the approval of a contract to provide the engineering for the construction of any Core WISE Project Infrastructure, each Member shall deposit its share of the engineering costs in an account established for that purpose.

2.
Contemporaneously with the approval of a contract to construct any Core WISE Project Infrastructure, each Member shall deposit its share of the construction costs in an account established for that purpose.

3.	Upon approval by the Executive Board, Members may substitute other forms of security (e.g., performance bond or Letter of Credit) in place of the deposit of the Member's share.

4.
Engineering and Construction costs for Local Infrastructure may be addressed along with Core WISE Project Infrastructure or may be addressed in a separate agreement(s) between those Members using or having an ownership interest in such infrastructure.

I.
Operational Costs - Fixed. For fixed Operational Costs (e.g., personnel costs and periodic maintenance), as determined by the Executive Board, not included in the rate charged under the WISE Delivery Agreement, the Members having the right to use the infrastructure shall be billed based upon the Member's proportional right to use the infrastructure. For example, if a Member has the right to convey 1 MGD of water through a pipeline and all Members have the right to convey 20 MGD of water through the pipeline, the Member is obligated to pay 5% of the fixed Operational Costs associated with the pipeline.

J.
Operational  Costs  -  Variable. For variable Operational  Costs (e.g.,  electricity, chemicals, etc.), as determined by the Executive Board, not included  in the rate charged under  the  WISE  Delivery  Agreement,  the  Members   using the infrastructure shall be billed based upon the Member's proportional  use of the infrastructure. For example, if a Member conveys 30 ac-ft of water  through a pipeline in one month and a total of 300 ac-ft of water is conveyed  through that pipeline in the same month, the Member is obligated to pay 10% of the Variable Operational Costs.

K.	Overhead. The Overhead Costs shall be paid by the Members as set forth herein.

1.	The Overhead Costs for the each succeeding fiscal year shall be estimated by the Executive Board annually as part of its budgeting process.

2.	As a part of the annual budgeting process, the Executive Board shall submit to each Member a statement of the Member's Pro Rata Share of the Overhead Costs as determined by the Executive Board for the next fiscal year. Member's Pro Rata Share of the Overhead Costs payment shall be due and payable in four (4) equal installments on the first day of each calendar quarter (January 1, April I, July 1, October 1).

3.
 By May 31st of each year the Executive Board shall give each Member a statement showing the total Overhead Costs actually incurred by the Authority for the prior year and each Member's Pro Rata Share thereof. In the event the total payments which Member made for the prior year are less than Member's Pro Rata Share of that fiscal year's Overhead Costs, then Member shall pay the difference to the Authority in  a lump sum within sixty (60) days after receipt of such statement from the Executive Board. Ifthe total of such quarterly payments is in excess of Member's Pro Rata Share of such Overhead Costs, any such overpayment shall be credited to the next quarterly payment(s) of Member's Pro Rata Share of the Overhead Costs.

L.	Replacement Reserves. The Executive Board may establish replacement reserves and require Members to contribute thereto in accordance with a Member's Pro Rata Share or other equitable pro ration.

M.
 Miscellaneous Costs. Costs not otherwise covered in the foregoing and generally applicable to the activities  of the Authority in furthering the WISE Project, as reasonably determined by the Executive Board, shall be shared based upon each Members Pro Rata Share.

SECTION 7. EXCESS AND ADDITIONAL DELIVERIES

A
In the event that  additional  Offered  Delivery  Amounts  are available  from  the WISE Project in excess of those set forth in 3.4.3a of the WISE Delivery Agreement ("Excess Deliveries"), current Members shall have a right but not the obligation to take their Pro-Rata Share of Excess Deliveries.

B.
If not all Members desire to take their full Pro-Rata Share of the Excess Deliveries, the rights of those Members' desiring to take Excess Deliveries shall be adjusted based on the ratio of their Pro-Rata Shares to  one another. Additionally, a Member may take less than its Pro Rata Share, and in such event, the lower percentage such Member desires to take shall be considered its Pro Rata Share for purposes of determining the rights of the Members to the Excess Deliveries. For example, if three Members desire to take Excess Deliveries and Member 1 has a 10% Pro Rata Share, Member 2 has a 20% Pro Rata Share, and Member 3 has a 10% Pro Rata Share but only desires to use half of its Pro Rata Share, their Pro Rata Shares for purposes of obtaining Excess Deliveries shall be adjusted so that Member 1 has a 10/351h share (28.57%), Member 2 has a 20/35th share (57.14%), and Member 3 has a 5;35th (14.29%) share. For purposes of this paragraph, no Member may allocate any portion of its Pro Rata Share to another Member.

C.
In the event that additional water is made available on a continuing basis under the WISE Delivery Agreement thereby increasing the amount of water for which Denver Water and Aurora Water commit to deliver to the Authority during each Ten-Year  Block  ("Additional  Water"),  such  Additional  Water  will  be  made available to the Members in a manner substantially similar to Excess Deliveries as described above.

SECTION 8. BILLING

    The Authority will invoice the Members for amounts due under this Agreement. Members shall pay the Authority the amounts due within thirty (30)  days of the  date of the invoice from the Authority. Member's Pro Rata Share of the Overhead Costs will be billed annually and due quarterly pursuant to Section 6.K., above. Failure of a Member to pay the amounts due under this Agreement shall be a breach of this Agreement.

SECTION 9. DEFAULT I REMEDIES

A.
In the event the Authority or any Party alleges that  either the Authority or any Party is in breach or default of this Agreement, the non-defaulting party shall first notify such defaulting party, the Authority, and other Members in writing of such default and specify the exact nature of the default in such notice ("Default Notice"). Following a Default Notice, the following shall constitute an "Event of Default" under this Agreement:

1.
In the case of non-payment of any amounts due under this Agreement, the failure of the defaulting party to pay all amounts due as specified in the Default Notice within five (5) calendar days from receipt of the Default Notice; and

2.
Except in the case of non-payment of amounts due under this Agreement, the failure of the defaulting party to cure any non-monetary default described in the Default Notice within thirty (30) calendar days  from receipt of the  Default Notice. Provided, however, (i) if such default is capable of being cured, (ii) the defaulting party commences such cure within said thirty (30) calendar day period,  and (iii) the defaulting party diligently prosecutes such cure to completion, then the defaulting party shall have an additional period of time as is reasonably necessary to cure such non-monetary default; however, in no event shall the period to cure exceed ninety (90) calendar days from the defaulting party's receipt of the Default Notice, unless approved by the Executive Board.

B.
Without the need for a Default Notice, the following shall also be deemed an immediate Event of Default: the Member (i) becomes insolvent; (ii) files a voluntary petition in bankruptcy; (iii) is adjudicated bankrupt pursuant to an involuntary petition in bankruptcy; or (iv) has a receiver appointed for it.

C.	If an Event of Default occurs under this Agreement, the defaulting party shall be subject to the following:

1.
In the event of the failure of a Member to pay amounts due hereunder and for which a deposit is held (e.g., Minimum Payments), the Authority may use the funds held in deposit by the Member to pay the amounts due by that Member. Such payment from deposits by the Authority shall not constitute a cure by the defaulting party;

2.
The Executive Board may, in its discretion, interrupt  the Defaulting Party's deliveries from or use of the WISE Project; provided such use shall be reinstated upon a complete cure of the Event of Default if the Defaulting Party retains its rights to its Pro-Rata Share at the time of such cure;

3.	A one time late fee of 5% (the "Late Fee") of the amount due shall be imposed upon each monetary Event of Default;

4.
Upon a monetary Event of Default, in addition to the Late Fee, all amounts due but unpaid shall be subject to interest at 1.5% per month which amount shall accrue from the date that the payment was originally due;

5.
All late fees, additional costs, and other fees imposed on the Members or Authority pursuant to the WISE Delivery Agreement, as the result of a Member's breach of this Agreement, shall be paid by the defaulting Member. The Executive Board may develop and adopt terms for imposing additional fees for breach of this Agreement in the Bylaws.

6.
Each Member agrees that the amounts due, but unpaid, under this Agreement shall be deemed a  consensual lien upon each respective Member's rights in the WISE Project and rights under this Agreement. Ifa Member fails to cure amounts due under this Agreement within 180 days from the date at which the amounts were due, then the Authority may (i) foreclose on the Member's rights under this Agreement in the same manner as the foreclosure of a mechanic's lien; (ii) foreclose on the Member's rights under this Agreement pursuant to judicial foreclosure; or (iii) file for declaratory judgment in District Court seeking an assignment and transfer of all rights and interests of the Member under this Agreement to the Authority and/or the other Members and such other relief as may be appropriate.

7.
If the amounts due to the Authority are not paid within sixty (60) days of the date of the Default Notice, the Member in default agrees to impose a fee upon all of its customers sufficient to pay the amounts due pursuant to this Agreement. In the event that said Member refuses to impose such fee, the Authority may initiate a District Court action for declaratory judgment and injunction or specific performance imposing such fee upon said Member's customers. The Members agree to cooperate with the Authority in the use of this remedy.

8.
The Authority may file suit in the Douglas or Arapahoe County District Court to recover amounts due and seek damages for breach of this Agreement by any Member. By execution of this Agreement, upon service of process of a suit to recover amounts due and seek damages for a breach of this Agreement, each Member shall be deemed to have confessed judgment in favor of the Authority for all amounts due pursuant to the Minimum Payment Obligations provisions in Section 6.A.1. of the Agreement. Such confession of judgment shall include  reasonable attorney's fees and costs seeking entry of this judgment and pre- and post judgment  interest on the amounts due at the rates set forth herein.

9.
In the event of a breach of any provision of this Agreement, in addition to all contractual remedies, any non-defaulting Party to this Agreement may seek, from the Douglas or Arapahoe County District Court, temporary and/or permanent restraining orders, orders of  specific performance, or other equitable relief to compel the defaulting Party to perform in accordance with the terms and obligations set forth under this Agreement.

10.
Any defaulting Member shall remain obligated to pay its Pro Rata Share of the Minimum Payment despite any temporary reduction in the Minimum Payment under  the  WISE  Delivery  Agreement. Notwithstanding the foregoing, the Executive Board may, but is not obligated to, agree to an equitable adjustment of amounts due pursuant to the defaulting Member's Pro Rata Share of the Minimum Payment.

11.	All remedies set forth in this Agreement shall be cumulative and not exclusive.

D.
The pursuit or non-pursuit of the various remedies provided herein  shall  not relieve any Member from making payments required in  this  Agreement, including, but not limited to, the Subscription Fee, Take-or-Pay Payments, Core WISE Infrastructure costs, etc.

E.
In the event that a defaulting Member does not or can not be required to cure its default under this Agreement and the defaulting Member is relieved of any or all of its obligations hereunder by a court of competent jurisdiction, then the defaulting Member shall forfeit to the Authority all of its rights, title, interest, and capacity as a Member in the WISE Project under this Agreement.

SECTION 10. DISPUTE RESOLUTION

    Without relieving Members of the obligation to pay amounts billed as part of ongoing operations hereunder and without limiting the Executive Board's and/or the Authority's right to pursue remedies under Section 9, in the event of a dispute about the amounts due or over any provisions of this Agreement, any Member or the Authority may file a written appeal concerning such dispute to the Executive Board. Within thirty (30) calendar days following the receipt of a written appeal and after written notice to the parties in dispute, the Executive Board shall hold a hearing and provide the parties in dispute with an opportunity to be heard. The Executive Board member(s) representing any party in dispute shall not participate. The Executive Board, by majority vote of all eligible members, shall provide a written decision within 15 days following the hearing. If,after the decision by the Executive Board, the dispute is not resolved, the decision may be appealed to a neutral mediator (e.g., AAA, JAG, or other entity providing non-judicial resolution) in non-binding mediation. Non-binding mediation shall take place within forty-five (45) calendar days following the decision of the Executive Board. If, after a decision by the neutral mediator or expiration of the forty-five (45) calendar days, the dispute is not resolved, any of the parties may seek judicial resolution by filing an action in the Douglas or Arapahoe County District Court.

SECTION 11. OWNERSHIP OF EASEMENTS, PIPELINE AND INFRASTRUCTURE

    Core WISE Project Infrastructure and Local Infrastructure and associated real property interests may be held in the name of the Authority or in one or more Members. The Executive Board shall determine ownership with respect to Core WISE Project Infrastructure and the participating Members shall determine ownership with respect to Local Infrastructure pursuant to separate agreement. Notwithstanding the foregoing, this Section does not address right of use or ownership of capacity in Core WISE Project Infrastructure and Local Infrastructure each of which shall be addressed inone or more separate agreements.

SECTION 12. OPERATIONS AND MAINTENANCE

A.
The Executive Board shall operate and maintain the WISE Project in the manner that it decides is in the best interests of the Members and in coordination with Aurora and Denver Water pursuant to the WISE Delivery Agreement.

B.	The Executive Board shall maintain the WISE Project in a manner that will protect the investment of the Members and in accordance with the generally accepted practices within the industry.

C.
The Members acknowledge that the water delivered through the WISE Project is currently chloraminated. Each Member shall be obligated to take such action as it deems necessary, at each Member's own cost, to take deliveries of chloraminated water.

D.	Nothing herein shall prevent or restrict any Member from providing wholesale or retail water service consistent with the terms hereof and Colorado law.

SECTION 13. WISE DELIVERY AGREEMENT AND CRCA PROVISIONS

    Pursuant to the WISE Delivery Agreement, the Members acknowledge: (i) that they can not rely upon the WISE Deliveries as their sole source of water; (ii) that the water being made available under the WISE Delivery Agreement is permanent, variable, and interruptible pursuant to the terms of the WISE Delivery Agreement; and (iii) the need to maintain existing water supplies, develop new water supplies, or have adequate storage available to meet their demands when WISE deliveries are interrupted under the terms of the WISE Delivery Agreement. The Members further acknowledge and agree to abide by the following provisions of the CRCA.

A.
West Slope Charge. Pursuant to the WISE Delivery Agreement, the Authority and the Members are obligated to pay amounts set forth in the West Slope Charge Agreement. The West Slope Charge is included in the rates described in and set pursuant to the WISE Delivery Agreement.

B.	All Members also agree to:

1.
Abstain permanently from pursuing or participating in any project that would result in any new depletion from the Colorado River and its tributaries above  the confluence with the Gunnison River, including without limitation the Eagle River (with the exception of the Eagle River MOU for Aurora and the Upper Colorado Cooperative Project). Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies.

2.
Abstain from pursuing or participating in any project that would result in diversions from the Colorado River Basin within Water Divisions Nos. 4 and 6, or downstream from the confluence of the Gunnison and Colorado Rivers in Water Division No. 5 for a period of 25 years. Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies. This abstention period would be reduced to 15 years if, within the first 10 years following execution of this agreement, the NEPA permitting process for the Upper Colorado Cooperative Project has not been initiated. If construction of a cooperative project commences within  20 years from the date of this agreement, then the abstention period under this paragraph would be extended for an additional IO years (a total of 35 years).

3.	No later than June 1, 2016, Members agree to adopt and implement a conservation plan that would achieve results similar or proportionately the same as Denver Water's.

    It is also acknowledged that upon withdrawal  of a Member,  as set forth herein, the provisions of the CRCA shall no longer apply to such Member.

SECTION 14. ASSIGNMENT AND SALE OF RIGHTS

A.	A Member's rights under this Agreement may be assigned and/or sold, but only according the provisions of this Section.

B.
In no event shall a Member sell, assign, or convey its rights in the WISE Project to an entity that is not (i) a municipal  or quasi-municipal water provider  or political subdivision of the state of Colorado; and (ii) an enterprise as defmed in TABOR. Notwithstanding the following, a Member may assign its right in the WISE Project and rights under this Agreement, in whole or in part, to one or more Members without restriction.

C.
If at any time during the term of this Agreement, any Member ("Selling Member") desires to assign or sell its Pro-Rata Share under this Agreement to a non-Member, or any portion thereof, ("Selling Member's Pro-Rata Share") and receives a bona fide offer therefor acceptable to the Selling Member ("Offer"), the other Members, and the Authority itself shall be given written notice of such offer and the terms thereof, together with a copy of the Offer ("Offer Notice"). The other Members, or Authority may each have an opportunity to purchase the Selling Member's Pro-Rata Share, to the extent rights remain available, in the order and on the terms set forth herein.

1.
Members: Upon receipt of the Offer Notice, each Member shall have the right to purchase some or all of the Selling Member's Pro-Rata Share described in the Offer Notice upon terms and conditions that are the same as described in the Offer Notice ("Member's Right of First Refusal"). The Members desiring to purchase the Selling Member's Pro-Rata Share shall provide written notice of such desire to the Selling Member, other Members, and the Authority within thirty (30) days receipt of the Offer Notice.

If more than one Member desires to purchase some or all the Selling Member's Pro-Rata Share, the amount of Pro-Rata Share to be purchased by each Member shall be divided between them in any way they mutually agree. Ifthe Members desiring to purchase the Selling Member's Pro-Rata Share cannot mutually agree on the rights to be purchased by each Member within fifteen (15) days following the expiration of the thirty (30) days following the Offer Notice, each Member shall be entitled to purchase that proportion of the Selling Member's Pro-Rata Share which that Member's Pro-Rata Share bears to the total of Pro-Rata Share then owned by the other Members desiring to purchase the Selling Member's Pro-Rata Share.

2.
The Authority: Ifthe other Members elect to purchase either none or less than all of the Selling Member's Pro-Rata Share described in the Offer Notice, then the Authority shall have the right to purchase some or all of the Selling Member's Pro-Rata Share not to be purchased by the Other Members upon terms and conditions which are the same as described in the Offer Notice (the "Authority Right of First Refusal"). Within thirty (30) days following the expiration of Other Members Right of First Refusal, the Authority shall give notice to the Selling Member, Members, and Other Members indicating the amount of Pro-Rata Share that the Authority desires to purchase.

3.
Non-Member: If the other Members elect to purchase either none or less than all of the Selling Member's Pro-Rata Share described in the Offer Notice; and (ii) the Authority elects to purchase either none or less than all of the remaining Selling Member's Pro-Rata Share described in the Offer Notice, the Selling Member giving the Offer Notice may consummate a third-party transaction for the transfer of the Selling Member's Pro-Rata Share not to be purchased by the entities with Rights of First Refusal, as described above, within one hundred twenty (120) days after expiration of the Authority's Right of First Refusal at a price and on terms and conditions not more favorable than set forth in the Offer Notice. Any proposed transfer of any of the Selling Member Pro-Rata Share which is to close after one (1) calendar year from the expiration of the Other Members Right of First Refusal, shall again be subject to the Right of First Refusal of all of the entities described in this Section and shall require compliance by the Selling Member with the procedures described in this Section.

D.
The exercise or non-exercise of the other Members or Authority of their respective Rights of First Refusal pursuant to this Section  shall not  adversely affect any Right of First Refusal with respect to subsequent sales of any Selling Member's Pro-Rata Share.

E.	Any party purchasing the Selling Member's Pro-Rata Share shall become a Member, if they are not already a Member, and shall execute this Agreement and be bound by its terms.

F.
In the event that a Member merges into or consolidates with another Member or non-Member, the Pro-Rata Share owned by the Member shall remain with the Member and then be owned by the merged or consolidated entity, who shall be bound by the terms of this Agreement. Notwithstanding the foregoing, non Members shall have no vote in the affairs of the Authority.

G.
Notwithstanding the provisions of this Section, all Members shall have the absolute right to assign their respective Pro-Rata Share and rights under this Agreement to a financing entity at any time after this Agreement is in effect. After such assignment the assignor may continue to discharge any financial obligations under this Agreement on behalf of their respective financing entity. Except for the limited right to obtain a direct assignment of the assignor's interest and the other provisions of this paragraph, the financing entities shall be subject to all rights and obligations of the respective Member under this Agreement. In no event shall the assignment to the financing entity trigger application of the provisions  of the Right of First Refusal set forth in this Section. No financing entity shall have Right of First Refusal, as described in this Section. Notwithstanding the foregoing, financing entities shall have no vote in the affairs of the Authority.

SECTION 15. SUPERCESSION

    Upon execution, this Agreement shall supersede and replace the Cost Sharing PA and the Cost Sharing PA shall have no further force or effect.

SECTION 16. WITHDRAWALff ERMINATION BY A MEMBER

    Any Member shall be deemed to have withdrawn from this Agreement and to have terminated its obligations hereunder only upon sale or assignment of all of its Pro-Rata Share and rights under this Agreement.

SECTION 17. DEADLOCK

A.
Except as applied to any Member(s) in breach of this  Agreement, it is the intention of the Members and the Authority that the provisions of this Agreement shall not be interpreted in such a way to limit or interrupt the use of the WISE Project for its intended purposes.

B.
A "deadlock" of the Members, for purposes of this Section, is hereby defined as being a situation in which the Members are so divided respecting decision making under and the management of the WISE Project that the votes required for action by the Members cannot be obtained for a continuous period equal to or exceeding ninety (90) days ("Deadlock Period"). A Deadlock shall be deemed a breach of this Agreement.

C.
Upon a Deadlock of the Members, as defmed in this Section 17, each Member shall have the right to file an action with the Douglas or Arapahoe County District Court to (i) ensure that the WISE Project can be used for its intended purposes; (ii) to resolve the issue(s) that have caused the deadlock; and (iii) to seek such other relief as is deemed appropriate by the Court, which may include the appointment of a receiver.

SECTION 18. WISE DELIVERY AGREEMENT

    The Members agree that they shall not take any action or fail to take any action that would be a violation of the terms of the WISE Delivery Agreement or cause the Authority to be in breach of the terms of the WISE Delivery Agreement. Use of all water received by Members (or their assignees or Lessees) shall conform with the limitations and obligations set forth in the WISE Delivery Agreement.

SECTION 19. MISCELLANEOUS

A.           Term: The term of this Agreement shall be perpetual.

B.
Enterprise. By executing this Agreement, each Member represents and warrants that it is acting as an enterprise, as defmed in TABOR. Each Member further affirms and agrees to maintain its enterprise status for the term of this Agreement.

C.	Interpretation. To the greatest extent possible, the terms of this Agreement shall be interpreted so that they do not conflict with the provisions -of the WISE Delivery Agreement.

D.
Prevailing Party: In the event of any Gudicial or non-judicial) action or proceeding between Members and/or the Authority to enforce any provision of this Agreement, the losing party, shall pay to the prevailing party all costs and expenses, including without limitations, reasonable attorneys' fees and expenses, incurred in such action or proceeding and in any appeal in connection by such prevailing party. The "prevailing party" shall mean the party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement or judgment. This Section is intended to be severable from the other provisions of this Agreement, and the prevailing party's rights under this Section shall not merge into any judgment and any judgment shall survive until all such fees and costs have been paid.

E.	Notices: All notices, correspondence and other communications required or permitted by this Agreement shall be in writing and may be delivered by one of the following means:

1.	In person (by hand delivery or professional messenger service).

2.	By first class mail. Any such notice sent by mail shall be deemed to have been duly given and received five (5) business days after the same is mailed within the continental United States.

3.
By Express Mail of the U.S. Postal Service or Federal Express or any other courier service guaranteeing overnight delivery. Notices delivered by overnight service shall be deemed to have been given one (1) business day after delivery of the same to the U.S. Postal Service or private courier.

4.	By facsimile transmission. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed given upon confirmation of transmission thereof.

5.	By e-mail. Ifany notice is transmitted by e-mail, the same shall be deemed given upon confirmation of receipt thereof.

All notices shall be addressed as set forth in Exhibit A or at other such addresses as the Members/Authority may hereafter or from time to time designate by written notice to the other Members/Authority.

F.	Not Subject to Annual Appropriation: This Agreement shall not be subject to annual appropriation.

G.	Relationship of Members. This Agreement does not and shall not be construed as creating a relationship of joint venturers, agency, partners, or employer-employee between the Members.

H.
Liability of Members. No provision, covenant or agreement contained in this Agreement, nor any obligations herein imposed upon each Member nor the breach thereof, nor the issuance and sale of any bonds by a Member, shall constitute or create an indebtedness of the other Members within the meaning of any Colorado constitutional or statutory provision. Unless otherwise agreed in writing between any of the Members, no Member shall have any obligation whatsoever to repay any debt or liability of the other Member.

I.
Assignment. Except as provided in Sections 14, neither this Agreement, nor any of a Member's rights, obligations, duties or authority hereunder may be assigned in whole or in part by such Member without the prior written consent of a majority of all Members. Any such attempt of assignment shall be deemed void and of no force and effect. Consent to one assignment shall not be deemed to be consent to any subsequent assignment, nor the waiver of any right to consent to such subsequent assignment.

J.
New  Entity  Assignment. Notwithstanding the foregoing paragraph, in the  event that all of the Members believe that it is in the best interests of the Members and the Authority to terminate this Agreement and form a new Title 29 or Title 32 governmental entity and for the new governmental entity to enter into the WISE Delivery   Agreement,   the  Authority   agrees  to  fully   cooperate  with  such termination and assignment.

K.
Modification. This Agreement may be modified, amended, changed or terminated, in whole or in part, only by an agreement in writing duly authorized by the Authority and all of the Members. No consent of any third party shall be required for the negotiation and execution of any such agreement.

L.
Waiver. The waiver of a breach of any of the provisions of this Agreement by a Member or the Authority shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or another provision of this Agreement.

M.
Integration. This Agreement contains the entire agreement between and among the Members and the Authority and no statement, promise or inducement made by a Member, the Authority or their employees or agents that are not contained in this Agreement shall be valid or binding.

N.
Severability. Invalidation of any of the provisions of this Agreement or of any paragraph, sentence, clause, phrase, or word herein, or the application thereof in any given circumstance, shall not affect the validity of any other provision of this Agreement.

O.
Headings   for   Convenience   Only.  The  headings,   captions  and  titles  contained herein are intended for convenience and reference only and are not  intended to define, limit or  describe  the  scope  or  intent  of  any  of  the  provisions  of  this Agreement.

P.	No Third Party Beneficiaries. There are no express or implied third party beneficiaries of this Agreement. No third party has any right to enforce this Agreement.

Q.
Amounts   Remain  Due.  In the  event  that  this  Agreement  is terminated  for  any reason, all amounts due by Members pursuant to this Agreement shall remain due and payable and shall survive the termination of this Agreement.

R.
Counterparts. This Agreement  may be executed in counterparts,  each of which, when combined, shall be deemed to be an original. Facsimile or scanned signatures shall be an acceptable form of execution of this Agreement.

S.	Expansions of the WISE Project. No Member shall have any obligation to participate in expansions of the WISE Project beyond the amount of water committed to under this Agreement.

SECTION 20. CONTINGENCIES

A.
Pending satisfactiOn of the conditions outlined in Section 20.B., the Authority, Members and Executive Board shall not exercise any of the powers granted under Sections 5 and 6, other than the following expenses incurred by the Authority and approved by the Executive Board shall be assessed to the Members based on each Member's Pro Rata Share:

1.	administrative and overhead expenses of the Authority as described in Section 6.K.; and

2.
expenses incurred in the ongoing due diligence on the WISE Project, including the satisfaction of the conditions under the WISE Delivery Agreement and this Agreement such as the Western Pipeline Agreement and Condition 52.

B.	Except as set forth in Section 20.A., Sections 5 and 6 of this Agreement shall not effective until the following conditions have been met:

1.	Westem Pipeline. The execution of the Western Pipeline agreement which shall include provisions ensuring the financing thereof, referenced in Section 6.D. of this Agreement;

2.
Condition 52. The issuance of a permit satisfactory to all Members by the U.S. Army Corps of Engineers (Corps) allowing water delivered under the WISE Delivery Agreement to be stored in Rueter-Hess Reservoir; and

3.	CRCA. The complete execution (not contingent upon the approval of any additional parties) of the CRCA.

    Sections 5 and 6 shall be effective and fully enforceable on the date when last of the foregoing contingencies has been met. If the foregoing contingencies have not been satisfied as of December 31, 2013, this Agreement shall terminate unless the dates set forth in the Agreement are extended by the Members. Any extension shall be an amendment to this Agreement and approved as required herein.

EXHIBITS

A -Name, address, and contact information for each Member
B - Section 29-1-204.2, C.R.S.
C - Members' Pro Rata Share and Subscription Amount
D -WISE Delivery Agreement

[SIGNATURE PAGE(S) TO FOLLOW]

CASTLE PINES NORTH METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Activity Enterprise BY: ______________________	TOWN OF CASTLE ROCK BY: ______________________
CENTENNIAL WATER & SANITATION DISTRICT BY: ______________________	COTTONWOOD WATER AND SANITATION DISTRICT acting by and through itsWottonwood Water Enterprise BY: ______________________
DENVER SOUTHEAST SUBURBAN WATER AND SANITATION DISTRICT d/b/a PINERY WATER AND WASTEWATER DISTRICT BY: ______________________	DOMINION WATER AND SANITATION DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
INVERNESS WATER & SANITATION DISTRICT BY: ______________________	MERIDIAN METROPOLITAN DISTRICT BY: ______________________
PARKER WATER AND SANITATION DISTRICT BY: ______________________	RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
STONEGATE VILLAGE METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through the "Stonegate Village Metropolitan District Water Activity Enterprise" BY: ______________________

CASTLE PINES NORTH METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Activity Enterprise BY: ______________________	TOWN OF CASTLE ROCK BY: ______________________
CENTENNIAL WATER & SANITATION DISTRICT BY: ______________________	COTTONWOOD WATER AND SANITATION DISTRICT acting by and through itsWottonwood Water Enterprise BY: ______________________
DENVER SOUTHEAST SUBURBAN WATER AND SANITATION DISTRICT d/b/a PINERY WATER AND WASTEWATER DISTRICT BY: ______________________	DOMINION WATER AND SANITATION DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
INVERNESS WATER & SANITATION DISTRICT BY: ______________________	MERIDIAN METROPOLITAN DISTRICT BY: ______________________
PARKER WATER AND SANITATION DISTRICT BY: ______________________	RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
STONEGATE VILLAGE METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through the "Stonegate Village Metropolitan District Water Activity Enterprise" BY: ______________________

CASTLE PINES NORTH METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Activity Enterprise BY: ______________________	TOWN OF CASTLE ROCK BY: ______________________
CENTENNIAL WATER & SANITATION DISTRICT BY: ______________________	COTTONWOOD WATER AND SANITATION DISTRICT acting by and through itsWottonwood Water Enterprise BY: ______________________
DENVER SOUTHEAST SUBURBAN WATER AND SANITATION DISTRICT d/b/a PINERY WATER AND WASTEWATER DISTRICT BY: ______________________	DOMINION WATER AND SANITATION DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
INVERNESS WATER & SANITATION DISTRICT BY: ______________________	MERIDIAN METROPOLITAN DISTRICT BY: ______________________
PARKER WATER AND SANITATION DISTRICT BY: ______________________	RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and in its capacity as a water activity enterprise pursuant to Article 45.1, Title 37, C.R.S. BY: ______________________
STONEGATE VILLAGE METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through the "Stonegate Village Metropolitan District Water Activity Enterprise" BY: ______________________

EXHIBIT A
LIST OF MEMBERS AND CONTACT INFORMATION

Centennial Water & Sanitation District 62 West Plaza Drive Highlands Ranch, CO 80126-2304 Attn: John Hendrick Facsimile: 303-791-0437 E-mail: jhendrick@highlandsranch.org	Town of Castle Rock 175 Kellogg Court Castle Rock, CO 80109 Attn: Heather Beasley Facsimile: 303-688-0437 E-mail: hbeasely@crgov.com

Denver Southeast Suburban Water & Sanitation District (dba Pinery Water and Wastewater District) PO Box 1660 Parker, CO 80134 Attn: Charlie Krogh Facsimile: 303-841-2123 E-mail: ckrogh@pinerywater.com	Cottonwood Water and Sanitation District c/o Mulhern MRE, Inc. Inverness Drive East, Suite 200 Inglewood, CO 80112 Attn: Patrick F. Mulhern Facsimile: 303-414-0671 E-mail: pat@mulhernmre.com

Inverness Water & Sanitation District c/o Mulhern MRE, Inc. 2 Inverness Drive East, Suite 200 Inglewood, CO 80112 Attn: Patrick F. Mulhern Facsimile: 303-414-0671 E-mail: pat@mulhernmre.com	Dominion Water & Sanitation District 1805 Shea Center Drive, Suite 210 Highlands Ranch, CO 80129 Attn: Harold Smethills Facsimile: 303-232-9088 E-mail: harolds@sterlingranchcolorado.com

Parker Water and Sanitation District 19801 East Mainstreet Parker, CO 80138 Attn: Ron Redd Facsimile: (303) 901-0175 E-mail: rredd@pwsd.org	Meridian Metropolitan District 5750 DTC Parkway, Suite 200 Greenwood Village, CO 80111 Attn: Doug Scott Facsimile: 303-740-6954 E-mail: doug.scott@sheaproperties.com

Stonegate Village Metropolitan District c/o Mulhern MRE, Inc. Inverness Drive East, Suite 200 Inglewood, CO 80112 Attn: Mitch Chambers Facsimile: 303-414-0671 E-mail: mitch@mulhernmre.com	Rangeview Metropolitan District 1490 Lafayette Street, Ste 203 Denver, CO 80218 Attn: Mark Harding Facsimile: (303) 292-3475 E-mail: mharding@purecyclewater.com

West's Colorado Revised Statutes Annotated Title 29. Government--Local
General Provisions
Article 1. Budget and Services
Part 2. Intergovernmental Relationships (Refs & Annos)

C.R.SA. § 29-1-204.2

§ 29-1-204.2. Establishment of separate governmental entity to develop water resources, systems, facilities, and drainage facilities

(1)            Any combination of municipalities, special districts, or other political subdivisions of this state that are authorized to own and operate water systems or facilities or drainage facilities may establish, by contract with each other, a separate governmental entity, to be known as a water or drainage authority, to be used by such contracting parties to effect the development of water resources, systems, or facilities or of drainage facilities in whole or in part for the benefit of the inhabitants of such contracting parties or others at the discretion of the board of directors of the water or drainage authority.

(2)	Any contract establishing such separate governmental entity shall specify:

(a)	The name and purpose of such entity and the functions or services to be provided by such entity;

(b)	The establishment and organization of a governing body of the entity, which shall be a board of directors in which all legislative power of the entity is vested, including:

{I) The number  of directors, their manner of appointment, their terms of office, their compensation, if any, and the procedure for filling vacancies on the board;

{II) The officers of the entity, the manner of their selection, and their duties;

{III) The voting requirements for action by the board; except that, unless specifically provided otherwise, a majority of directors shall constitute a quorum, and a majority of the quorum shall be necessary for any action taken by the board;

{IV) The duties .of the board, which shall include the obligation to comply with the provisions of parts 1, 5, and 6 of this article;

(c)	Provisions for the disposition, division, or distribution of any property or assets of the entity;

(d)            The term of the contract, which may be continued for a definite term or until rescinded or terminated, and the method, if any, by which it may be rescinded or terminated; except that such contract may not be rescinded or terminated so long as the entity has bonds, notes, or other obligations outstanding, unless provision for full payment of such obligations, by escrow or otherwise, has been made pursuant to the terms of such obligations;

(e)            The conditions or requirements to be fulfilled for adding or deleting parties to the contract in the future or for providing water services and drainage facilities to others outside the boundaries of the contracting parties.

(3)	The general powers of such entity shall include the following powers:

EXHIBIT B
Section 29-1-204.2, C.R.S
As it exists on the effective date of this Agreement

(a)  To develop water resources, systems, or facilities or drainage facilities in whole or in part for the benefit of the inhabitants of the contracting parties or others, at the discretion of the board ofdirectors, subject to fulfilling any conditions or requirements set forth in the contract establishing the entity;

(b) To make and enter into contracts;

(c)            To employ agents and employees;

(d)      To acquire, construct, manage, maintain, or operate water systems, facilities, works, or improvements, or drainage facilities, or any interest therein;

(e)            To acquire, hold, lease (as lessor or lessee), sell, or otherwise dispose of any real or personal property utilized only for the purposes of water treatment, distribution, and wastewater disposal, or of drainage;

(f)            To condemn property for use as rights-of-way only if such property is not owned by any public utility and devoted to such public use pursuant to state authority;

(g)	To incur debts, liabilities, or obligations;

(h)	To sue and be sued in its own name;

(i)	To have and use a corporate seal;

G)              To fix, maintain, and revise fees, rates, and charges for functions, services, or facilities provided by the entity;

(k)	To adopt, by resolution, regulations respecting the exercise of its powers and the carrying out of its purpose;

(1)            To exercise any other powers which are essential to the provision of functions, services, or facilities by the entity and which are specified in the contract;

(m)            To do and perform any acts and things authorized by this section under, through, or by means of an agent or by contracts with any person, firm, or corporation;

(n)            To permit other municipalities, special districts, or political subdivisions of this state that are authorized to supply water or to provide drainage facilities to enter the contract at the discretion of the board of directors, subject to fulfilling any and all conditions or requirements of the contract establishing the entity; except that rates need not be uniform between the authority and the contracting parties;

(o)
To provide for the rehabilitation  of any surfaces adversely affected by the construction of water pipelines, facilities, or systems or of drainage facilities through the rehabilitation of plant cover, soil stability, and other measures appropriate to the subsequent beneficial use of such lands;

(p)            To justly indemnify property owners or others affected for any losses or damages incurred, including reasonable attorney fees, or that may subsequently be caused by or which result from actions of such corporations.

(4)            The separate governmental entity established by such contracting parties shall be a political subdivision and a public corporation of the state, separate from the parties to the contract. It shall have the duties, privileges, immunities, rights, liabilities, and disabilities of a public body politic and corporate. The provisions of articles 10.5 and 47 of title 11, C.R.S., shall apply to moneys of the entity.

(5)
The bonds, notes, and other obligations of a water or drainage authority formed under the proVIs1ons of this section shall not be the debts, liabilities, or obligations of the original contracting parties or parties that may enter the establishing contract in the future.

EXHIBIT B
Section 29-1-204.2, C.R.S
As it exists on the effective date of this Agreement

(6) The contracting parties may provide in the contract for payment to the separate governmental entity of funds from proprietary revenues for services rendered by the entity, from proprietary revenues or other public funds as contributions to defray the cost of any purpose set forth in the contract, and from proprietary revenues or other public funds as advances for any purpose subject to repayment by the entity.

(7)(a) To carry out the purposes for which the separate governmental entity was established, the entity is authorized to issue bonds, notes, or other obligations payable solely from the revenues derived from the function, service, system, or facility or the combined functions, services, systems, or facilities of the entity or from any other available funds of the entity. The terms, conditions, and details of said bonds, notes, and other obligations, the procedures related thereto, and the refunding thereof shall be set forth in the resolution authorizing said bonds, notes, or other obligations and, as nearly as may be practicable, shall be substantially the same as those provided in part 4 of article 35 of title 31, C.R.S., relating to water and sewer revenue bonds; except that the purposes for which the same may be issued shall not be so limited and except that said bonds, notes, and other obligations may be sold at public or private sale.  Bonds, notes, or other obligations issued under this subsection (7) shall not constitute an indebtedness of the entity or the cooperating or contracting parties within the meaning of any constitutional or statutory limitations or other provision. Each bond, note, or other obligation issued under this subsection (7) shall recite in substance that said bond, note, or other obligation, including the interest thereon, is payable solely from the revenues and other available funds of the entity pledged for the payment thereof and that said bond, note, or other obligation does not constitute a debt  of the entity or the cooperating or contracting parties within the meaning of any constitutional or statutory limitation or provision. Notwithstanding anything in this section to the contrary, such bonds, notes, and other obligations may be issued to mature at such times not beyond forty years from their respective issue dates, shall bear interest at such rates, and shall be sold at, above, or below the principal amount thereof, all as shall be determined by the board of directors of the entity.

(b) The resolution, trust indenture, or other security agreement under which any bonds, notes, or other obligations are issued shall constitute a contract with the holders thereof, and it may contain such provisions as shall be determined by the board of directors of the entity to be appropriate and necessary in connection with the issuance thereof and to provide security for the payment thereof, including, without limitation, any mortgage or other security interest in any revenues, funds, rights, or properties of the entity. The bonds, notes, and other obligations of the entity and the income therefrom shall be exempt from taxation by this state, except inheritance, estate, and transfer taxes.

(8)            A separate governmental entity established by contract, if the contract so provides, shall be the successor to any nonprofit corporation, agency, or other entity theretofore organized by the contracting parties to provide the same function, service, system, or facility, and such separate governmental entity shall be entitled to all rights and privileges and shall assume all obligations and liabilities of such other entity under existing contracts to which such other entity is a party.

(9)      The authority granted pursuant to this section shall in no manner limit the powers of governments to enter into intergovernmental cooperation or contracts or to establish separate legal entities pursuant to the provisions of section 29-1-203 or any other applicable law or otherwise to carry out their powers under applicable statutory or charter provisions, nor shall such authority limit the powers reserved to cities and towns by section 2 of article XI of the state constitution. Nothing in this part 2 constitutes a legislative declaration of preference for water systems or facilities or for drainage facilities owned by separate governmental entities over water systems or facilities or over drainage facilities owned by other or different entities.

EXHIBIT B
Section 29-1-204.2, C.R.S
As it exists on the effective date of this Agreement

Credits
Formerly § 29-1-203.2. Added by Laws 1977, H.B.1211, § 1, eff. June 21, 1977. Renumbered §
29-1-204.2. Amended by Laws 1982, H.B.1148, § 2, eff. March 17, 1982; Laws 2001, Ch. 30, § 1,
eff. Aug. 8, 2001.

C. R. S. A. § 29-1-204.2, CO ST § 29-1-204.2

Current through the Second Regular Session and First Extraordinary Session of the 68th General Assembly (2012)	(C) 2013 Thomson Reuters. No claim to original U.S. Government Works.

EXHIBIT C
MEMBERS' SUBSCRIPTION AMOUNTS
AND PRO RATA SHARE
[Revised*]

Member	Subscription Amount	Pro-Rata Share
Town of Castle Rock	1,000 ac-ft	13.84%
Centennial Water & Sanitation District	1,000 ac-ft	13.84%
Cottonwood Water & Sanitation District	400 ac-ft	5.54%
Denver Southeast Suburban Water and Sanitation District d/b/a Pinery Water and Wastewater District	500 ac-ft	6.92%
Dominion Water & Sanitation District	1,325 ac-ft	18.34%
Inverness Water & Sanitation District	500 ac-ft	6.92%
Meridian Metropolitan District	300 ac-ft	4.15%
Parker Water & Sanitation District	1,200 ac-ft	16.61%
Rangeview Metropolitan District	500 ac-ft	6.92%
Stonegate Village Metropolitan District	500 ac-ft	6.92%
TOTAL	7,225 ac-ft	100%

* Amended 6/25/13 to reflect the withdrawal of Castle Pines North Metropolitan District and determination of final subscription amounts by Dominion Water & Sanitation District and Parker Water & Sanitation District.

EXHIBIT D
WISE Delivery Agreement

WISE Partnership - Water Delivery Agreement between
Denver Water, the City of Aurora, acting by and through its Utility Enterprise, and the
South Metro WISE Authority

This Water Delivery Agreement ("Agreement") is entered into by the City and County of Denver, acting by and through its Board of Water Commissioners ("Denver Water"), the City of Aurora acting by and through its Utility Enterprise ("Aurora"), and the South Metro WISE Authority ("Authority'') (individually, a "Party" and collectively, the "Parties").

Recitals

A.           Denver Water owns and operates a municipal water supply system that provides water to the inhabitants of the City and County of Denver and by contract to certain areas outside the boundaries of the City and County of Denver.

B.           Aurora owns and operates a municipal water supply system that provides water for inhabitants of the City of Aurora and by contract to certain areas outside the City of Aurora.

C.           The Authority is comprise of ten (10) governmental or quasi-governmental water providers seeking to develop through cooperation between its Members new surface water supplies that will decrease reliance on nontributary groundwater supplies. The Authority Members are also members of the South Metro Water Supply Authority ("SMWSA").

D.           Denver Water and SMWSA entered into an agreement in 1999 to investigate the feasibility of potential future cooperative water operations between the Board and the SMWSA.

E.           Denver Water and Aurora entered into an Intergovernmental Agreement dated April 12, 2006, committing to explore opportunities for mutually beneficial arrangements that could include shared use of water resources and water facilities.

F.           Denver Water and SMWSA entered into the Pilot Project Agreement dated February 14, 2007, committing to investigate the feasibility of potential future cooperative water operations, water efficiency, and delivery of water to SMWSA.

G.           Denver Water, Aurora, and SMWSA previously executed a Memorandum of Understanding (MOU) dated November 20, 2008, as amended by that certain amendment dated July of 2009, to implement a cooperative study to identify water resources, including infrastructure, that might be available for a joint water supply project to facilitate efficient and cost-effective delivery of water.

H.           These combined investigations have shown the potential for regional water resource operations that may significantly benefit all members of the Partnership.

I.           These combined investigations have identified both periodic available capacity in Aurora's existing Prairie Waters Project (PWP) and periodic available water supplies that can be utilized by the Authority and Denver Water.

J.           Denver Water and Aurora entered into an Intergovernmental Agreement dated August 16, 2012 that governs their operations under the WISE Project.

K.           Denver Water's participation in this Agreement includes providing water from reusable return flows, which originate on the West Slope. To resolve longstanding disputes with the West Slope, Denver Water has entered into the Colorado River Cooperative Agreement (CRCA), which authorizes use of Denver Water's reusable return flows in the WISE Partnership under certain terms and conditions.

L.           The Authority and its Members have entered into the SM WISE IGA defining the Members' participation in the WISE Project.

M.           Colorado law, C.R.S. § 29-1-201 et seq., authorizes and encourages local governments to contract with one another to provide any function, service, or facility, including the sharing of costs. Governments are specifically authorized by C.R.S. § 31-35-402(1)(h) to enter into agreements for planning, construction and operation of water facilities. All the Parties to this Agreement are political subdivisions of the State of Colorado, and each is authorized to acquire infrastructure and to operate water facilities.

N.           The Parties now wish to enter into this Agreement for water deliveries pursuant to the WISE Partnership.  The Parties' intend that this Agreement result in a permanent supply of water to the Authority, subject to this Agreement's terms and conditions. This Agreement should be construed in such a manner as to further the Parties' intent.

O.           Engineering studies based on historic hydrology have suggested that in the future additional water may be available under the WISE Partnership, assuming significant new infrastructure, and significant additional unused return flows resulting from growth in Denver Water's and Aurora's customer base.  While changes in future hydrology, demands, or water administration will affect the volume of potential future deliveries, the Parties intend to cooperate with each other to determine if increased WISE deliveries would be feasible.   Ifthe Parties decide that increased WISE Deliveries are in their collective interests, that additional water would be subject to a separate agreement.

P.           The Parties are currently negotiating a Memorandum of Understanding with Douglas County, Colorado that would create an option for the County to acquire additional deliveries of water under the WISE Project in an amount up to 27,750 AF over a Ten-Year Block, as defined below. Such deliveries would be provided under terms substantially similar to the terms of this Agreement, and for the purpose of reducing reliance on nonrenewable groundwater by current and future customers within existing service areas in Douglas County.

NOW, THEREFORE, Denver Water, Aurora, and the Authority agree as follows:

Article 1
Intent of the WISE Partnership

1.1           The Parties have been engaged in the development of a regional water supply project, now known as the WISE Partnership (WISE). A fundamental concept of WISE is to reduce the reliance of Authority Members on nonrenewable groundwater and to create a dependable, albeit interruptible, surface water supply for Authority Members. WISE would accomplish these goals by utilizing the periodic unused or underused capacity in Aurora's PWP, and the construction or acquisition of additional infrastructure, combined with the beneficial use by the Authority of water supplies to be made available by Aurora and Denver Water. Engineering studies conducted by the Parties have demonstrated a potential for a dependable supply of water for the Authority utilizing such periodic unused capacity and available water supplies.

1.2           The Parties have determined that the joint use of infrastructure, the delivery of water, and the financial arrangements in this Agreement will benefit the health, safety and welfare of their respective citizens and customers, enhancing water supplies while minimizing costs.

1.3           Denver Water and Aurora acknowledge that the Members of the Authority will depend upon the water deliveries provided under this Agreement to partially meet their future long-term water demands. The Members of the Authority acknowledge that they cannot rely upon WISE deliveries as their sole source of water supply. The water supply being made available to the Authority by Aurora and Denver Water is permanent, variable, and interruptible under the conditions described in this Agreement. The Authority agrees to require the Members to acknowledge in the SM Wise IGA the need to maintain existing water supplies, develop new water supplies, or have adequate storage available to meet their demands when WISE deliveries are interrupted under the terms of this Agreement.

Article 2
Definitions

"Abstention Provisions" shall mean those restrictions on the acquisition of new supplies of water from the Colorado River Basin by the Authority and the Members as set forth in the Colorado River Cooperative Agreement, effective as of the date of this Agreement.

"AF" means acre-feet.

"Authority Service Area" means the aggregate water delivery service area within Douglas County and Arapahoe County to which the Members are authorized to provide water service.  The Authority Service Area within Douglas County and Arapahoe County may be modified through inclusion, annexation, or contract in the future. Any expansion of the Authority Service Area beyond Douglas County and/or Arapahoe County is subject to the prior written approval of the Parties.

"Binney Plant" shall mean the Binney Water Purification Facility located north of the Aurora Reservoir.

"Binney Plant Connection" shall have the meaning set forth in Paragraph 3.3.4.

"Colorado River Cooperative Agreement" or "CRCA" shall have the meaning set forth in Recital K of this Agreement.

"Corps" shall mean the United States Army Corps of Engineers.

"Delivery Location" shall have the meaning set forth in Paragraph 4.1.1.

"Delivery Obligation" shall mean a minimum delivery of 72,250 AF of water over each Ten Year Block.

"Delivery Year" means each 12-month period beginning June 1 and ending the following May 31.

"DIA Connection" means that interconnection between Denver Water's treated distribution system near the Denver International Airport and Aurora's PWP as described in Attachment B.

"DIA Connection Fee" means the payment made by the Authority to Denver Water pursuant to Paragraph 3.3.1.

"Dominion Agreement" means that certain Intergovernmental  Agreement for Temporary Lease of Water between Aurora and Dominion Water & Sanitation District dated July 30, 2012 or any subsequent agreement(s) for delivery to Dominion at an alternative point of delivery.

"ECCV" means the East Cherry Creek Valley Water and Sanitation District.

"ECCV Western Line" means the 48"-54" pipeline owned by ECCV that runs from the vicinity of E-470 and Smoky Hill Road south and west along E-470/C-470 to the vicinity of E-470 and University  Boulevard.

"Effective Date" shall have the meaning set forth in Paragraph 5.30.

"Joint Advisory Committee" shall mean that certain advisory committee formed by the Parties pursuant to Paragraph 5 .1.

"Member" means a member of the Authority.  At the time of execution of this Agreement, the Members are as follows:
    Town of Castle Rock
    Dominion Water & Sanitation District
    Stonegate Village Metropolitan District
    Cottonwood Water & Sanitation District
    Denver Southeast Suburban Water & Sanitation District (a/k/a Pinery Water and Wastewater District)
    Centennial Water & Sanitation District Rangeview Metropolitan District
    Parker Water & Sanitation District
    Meridian Metropolitan District
    Inverness Water & Sanitation District

"MGD" means million gallons per day.

"Master Meter" shall refer to the primary meter through which deliveries are made to the Authority; during the Phase In Period, through the Temporary Interconnect and thereafter through the Binney Plant Connection.

"Minimum Payment" shall have the meaning set forth in Paragraph 3.5.3.

"Offered Delivery Amount" means the volume and flow rate of water offered by Denver Water and Aurora to the Authority at the Delivery Location(s) subject to the delivery volume and flow rate parameters set forth in Paragraph 3.4.

"Phase In Period" means the period between the completion of the Temporary Interconnect and May 31, 2020.

"Prairie Waters Project" or "PWP" means the water collection, conveyance, storage and treatment system owned and operated by Aurora that delivers water from the South Platte River north of Denver to and including the Binney Plant.

"SM WISE IGA" means the "South Metro WISE Authority Formation and Organizational Intergovernmental Agreement" executed by the Members.

    "Temporary Interconnect" shall mean the connection between the Aurora treated distribution system and the Western Pipeline as described in Paragraph 3.2.2.

"TDS" means ''Total Dissolved Solids" as set forth in Paragraph 3.6.2. "

TDS Commitment" shall have the meaning set forth in Paragraph 3.6.2.

"Ten-Year Block" means successive ten-year periods, starting with the ten-year period of June 1, 2020 through May 31, 2030, and continuing for subsequent consecutive ten-year periods.

"Total Actual Cost" means the total cost of the land acquisition, design, permitting, construction, and related expenses of the DIA Connection.

"Water Infrastructure and Supply Efficiency Partnership" or "WISE Partnership" or "WISE Project" or "WISE", as identified under Article 1, refers to the cooperative water supply effort by Aurora, Denver Water, and the Authority to develop efficient and cost effective water pursuant to this Agreement.

"Western Pipeline" means a pipeline capable of delivering water from the Master Meter to the Authority.

"West Slope Charge Agreement" shall mean an agreement between the Authority and the Colorado River Water Conservation District in substantially the form of Attachment D, the purpose of which is set forth in Paragraph 4.4.1.

Article 3
Water Supply

3.1 Volume of Water. Aurora and Denver Water agree to make available for delivery to the Authority a minimum amount of 72,250 acre-feet (AF) of water over each Ten-Year Block, an average of 7,225 AF per year ("Delivery Obligation"). Delivery of the full 7,225 AF on an annual average will be phased in over the Phase In Period, as described in Paragraph 3.4. Water deliveries in a particular Delivery Year will be governed by the parameters in Paragraph 3.4.

3.2 Infrastructure Necessary to Commence Deliveries. In order for any water to be delivered from the PWP to the Authority additional infrastructure must be constructed or acquired by the Parties.

3.2.1 Western Pipeline. Additional infrastructure will include either the ECCV Western Pipeline or an alternate Western Pipeline. Denver Water and the Authority shall cooperate and coordinate the planning, design, cost-sharing, construction and operation of the Western Pipeline under the terms of a separate agreement.

3.2.2 Construction of the Temporary Interconnect. The Authority is responsible, at its own cost and expense, for the design and construction of the Temporary Interconnect including acquiring all necessary permits and third party approvals. The Authority's design and construction of the Temporary Interconnect and the location of the same shall be subject to the specifications, approval and acceptance of Aurora. Upon completion and Aurora's acceptance of the Temporary Interconnect, the Authority shall convey to Aurora those portions of the Temporary Interconnect (and easements as necessary) upstream of the isolation valve (downstream of the meter vault) free of all liens and encumbrances that impair the maintenance, operation or control of the Temporary Interconnect and with a one year warranty. Aurora will thereafter own, maintain, operate and control those portions of the Temporary Interconnect conveyed by the Authority with associated maintenance or replacement costs to be borne by Aurora.

3.2.3 Authority Infrastructure. Any additional infrastructure necessary for Authority Members to take delivery of water from the Western Pipeline is the responsibility of the Authority and shall not be included as WISE Facilities described in Attachment C.

3.3 DIA Connection. In order for Denver Water and Aurora to begin delivery of the full annual average of 7,225 AF, the DIA Connection will be required. Denver Water agrees to complete construction of the DIA Connection on or before May 31, 2020, unless the Parties mutually agree to a different date. Denver Water shall provide to the Authority updates on construction progress on an annual basis. Denver Water will own and operate the DIA Connection.

3.3.1 Payment of DIA Connection Fee. The Authority will pay to Denver Water the fee described below for the construction of the DIA Connection. The first payment of $352,821 will be due sixty days after the Effective Date of this Agreement, as defined in Paragraph 5.30.

Date Due	Payment Due

see above	$ 352,821
1/15/2014	$ 529,231
1/15/2015	$ 705,642
1/15/2016	$ 882,052
1/15/2017	$ 1,146,668
1/15/2018	$ 1,146,668
1/15/2019	$ 1,146,668
1/15/2020	$ . 1,146,668

The DIA Connection Fee payments are based on the current estimated cost of constructing the DIA Connection. The infrastructure costs include all design, engineering, permitting, land acquisition, and related expenses. In the event of termination of this Agreement due to a default by the Authority, there shall be no return of any DIA Connection Fee payments made prior to such default.

3.3.2 Reconciliation of the DIA Connection Fee Payments. The DIA Connection Fee payments identified in Paragraph 3.3.1 represent the Authority's share of the estimated cost of the DIA Connection. Should the Total Actual Cost of construction of the DIA connection by Denver Water be greater than the DIA Connection Fee, the Authority shall pay the remainder due on or before July 1, 2020, as provided for under Attachment B. Should the Total Actual Cost of the DIA Connection be less than the DIA Connection Fee, the Authority shall be refunded the overpayment by Denver on or before July 1, 2020.  In any event, the Authority shall be provided copies of all invoices associated with the DIA Connection construction and any calculations performed by Denver Water in determining the respective balances or credits due.

3.3.3 Permits. Easements and Approvals. The Parties agree to cooperate to obtain such easements, approvals and permits as are necessary for: (i) the construction of the DIA

Connection and the Temporary Interconnect; (ii) any other infrastructure reasonably necessary to fulfill the terms of this Agreement, and (iii) the storage of WISE water in Rueter-Hess Reservoir.

3.3.4 Future Connection to the Binney Plant. The Authority is responsible for the construction by May 31, 2020, of any infrastructure necessary to convey and use water delivered from the Binney Plant to the Western Pipeline ("Binney Plant Connection"). Use of this Binney Plant Connection for water deliveries to the Authority is governed by this Agreement. The Authority's design and construction of the Binney Plant Connection will be subject to the same terms and conditions controlling its design and construction of the Temporary Interconnect except that the portion of the Binney Plan Connection that will be conveyed to Aurora shall consist of all components upstream of the Master Meter. When water deliveries are interrupted due to Denver Water's need to make use of its supplies, Denver Water will need to use the Binney Plant Connection.  On such occasions, and subject to all delivery terms in this

Agreement, Denver Water will have the first use of the Binney Plant Connection, and will compensate the Authority for its costs, including O&M and a capital recovery charge, based upon AWWA utility rate setting and cost-of-service principles.

3.4	Water Deliveries.

3.4.1 Delivery Phase-in. During the Phase In Period, Aurora and Denver Water will make available 5,000 AF annually as a guaranteed minimum delivery. Deliveries in excess of the 5,000 AF will be offered on an as-available basis. The Authority, subject to the Minimum Payment obligations under Paragraph 3.5.3, will determine, at its sole discretion, whether to take such deliveries.

3.4.2	Post May 31, 2020 Deliveries. Beginning June 1, 2020, Aurora and Denver

Water will offer for delivery to the Authority a minimum of 72,250 AF of water over a Ten-Year Block. The Offered Delivery Amount will be calculated retrospectively on the basis of the daily offered flow rate and will be credited towards the Delivery Obligation.

3.4.3 Maximum and Minimum Offered Delivery Amount. Inany particular year, the Offered Delivery Amount will depend on hydrology and infrastructure constraints. However, the Offered Delivery Amount volume shall not be required to be more than in Paragraph 3.4.3(a) nor less than the minimums in Paragraph 3.4.3(b).

(a) Maximum Offered Delivery Amount. Beginning June 1, 2020, the maximum Offered Delivery Amount shall be as follows:

•	no more than 18,063 AF of water in any single Delivery Year,

•	no more than 32,513 AF of water in any two Delivery Year period,

•	no more than 43,350 AF in any three Delivery Year period,

•	no more than 54,188 AF in any four Delivery Year period, and

•	no more than 65,025 AF in any five Delivery Year period.

(b) Minimum Offered Delivery Amount. Beginning June 1, 2020, the minimum Offered Delivery Amount will be as follows, without regard to Ten-Year Blocks (i.e., within or between Ten-Year Blocks):

•	no minimum delivery for any single year,

•	no more than 24 consecutive months with no deliveries,

•	no less than 1,806 AF in any consecutive 36 month period,

•	no less than 3,613 AF in any consecutive 48 month period,

•	no less than 7,225 AF in any consecutive 60 month period,

•	no less than 21,675 AF in any consecutive 120 month period.

3.4.4 Available Delivery Flow Rate. Aurora will determine the available delivery flow rate in coordination with Denver Water and the Authority. Absent agreement by the Authority, the maximum available delivery rate during the Phase InPeriod will be 15 MGD. Thereafter the maximum available delivery rate will be 22 MGD. Absent agreement by the Authority, Aurora may change the available delivery rate by no more than 7 MGD (5 MGD during the Phase In Period) and no more often than once per 24 hour period. Aurora shall provide 24 hour notice to the Authority for any delivery rate change, unless the change is caused by a power outage or other unforeseen operational upset, in which case Aurora will notify the Authority as soon as possible.

3.4.5 Excess Deliveries. Water in excess of the Maximum Offered Delivery Amount in Paragraph 3.4.3a or in excess of 22 MGD will be offered for delivery on an as available basis. The Authority will determine, at its sole discretion, whether to take such excess deliveries. Any such excess deliveries shall not be credited towards the Delivery Obligation or the Offered Delivery Amounts set forth in Paragraph 3.4.3.

3.4.6 Modifications of Offered Delivery Amounts. The above minimum and maximum Offered Delivery Amounts from Denver Water and Aurora may be modified upon agreement, in writing, of all the Parties based upon future hydrologic determinations, infrastructure decisions, or other pertinent factors, without the need to modify the remainder of this Agreement or execute a new agreement.

3.4.7           Distribution of the Offered Delivery Amount Over the Delivery Year. Aurora will determine the monthly timing, volume, and flow rate of deliveries in coordination with Denver Water and the Authority. Subject to the provisions of this Agreement, Aurora shall maintain the Offered Delivery Amount in any given year within the parameters of the table below, with the actual Offered Delivery Amount based on water availability, subject to the minimum deliveries in Paragraph 3.4.3(b). While deliveries are being made, Aurora shall provide the following to the Authority on a daily basis (or other interval agreed to by the Parties' operating representatives):

(i)	Notice of changes to the Offered Delivery Amount, if any;

(ii)	The amount of the Offered Delivery Amount taken;

(iii)	The amount of excess deliveries to the Authority pursuant to Paragraph 3.4.5, if any.

The above information shall be provided to the Authority via e-mail or other mutually acceptable means of communication.

(a) Phase-In Distribution. During the Phase In Period the distribution of the Offered Delivery Amount over any Delivery Year will be made within the following parameters (unless otherwise agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	50.0%	65.0%	65.0%
Minimum	10.0%	25.0%	25.0%

(b) Distribution Above 7,225 AF. Commencing on June 1, 2020, in years where the Offered Delivery Amount over any Delivery Year is at or above 7,225 AF, the distribution of the Offered Delivery Amount over any Delivery Year will be made within the following parameters (unless otherwise agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	75.0%	60.0%	50.0%
Minimum	10.0%	10.0%	5.0%

(c) Distribution Below 7.225 AF. Commencing on June 1, 2020, in years where the Offered Delivery Amount over any Delivery Year is less than 7,225 AF, the maximum amount of the Offered Delivery Amount in any seasonal period is as follows (unless agreed to by all Parties):

	Jun-Sep	Oct-Jan	Feb-May
Maximum	5,419 AF	4,335 AF	3,613 AF

3.4.8           Good Faith. Though the bullets in Paragraph 3.4.3 and the charts in Paragraph

3.4.7 represent the minimum and maximum allowable distribution of the Offered Delivery Amount, the Parties acknowledge that hydrologic conditions and infrastructure capacity will dictate the amount of water actually made available within the identified range of possible annual deliveries, subject to the minimums in Paragraph 3.4.3(b). Denver Water and Aurora agree to act in good faith to make water available to the Authority on a schedule which accommodates the Authority's needs subject to such constraints.  The Parties further acknowledge that storage developed by the Authority, either surface or sub-surface, can be utilized to manage seasonal distributions in a more beneficial manner.

3.5	Charges for Water.

3.5.1 Basis for Charges.  Pricing for water provided under this Agreement shall be based upon Attachment C and this Paragraph.  The pricing methodology in Attachment C takes into account the cost of water and infrastructure contributed by each Party and the actual cost of system operation to a specified delivery location.  The rate for water delivered under this Agreement shall be calculated for delivery at the Binney Plant (the "Delivery Rate").  The Delivery Rate for 2013 is $5.50 per thousand gallons of water and shall apply to all water regardless of the Delivery Location.  In addition to the Delivery Rate, Aurora will charge and the Authority shall pay a conveyance fee for water provided under this Agreement delivered to the Temporary Interconnect.   (the "Conveyance Fee").  The Conveyance Fee is the sum of the incremental energy costs incurred by Aurora associated with the conveyance of water delivered under this Agreement between the Binney Plant and the Temporary Interconnect.  The Conveyance Fee shall be payable on the same terms and conditions as the Delivery Rate charge.

3.5.2 Modification of Charges. Charges may be increased based on the WISE Raw Water Rate and/or on an update to the cost of service model, incorporating capital and operational costs following the utility basis for ratemaking prescribed in Attachment C. Aurora shall provide notice to the Authority of any proposed rate adjustment prior to October 1, and the Authority shall have the opportunity to comment on the proposal prior to the effective date of the rate on January 1 of the following year.

3.5.3 Minimum Payment. In recognition that Aurora and Denver Water will reserve for the Authority the volumes of water described in this Article 3, the Authority agrees to make minimum payments (each a "Minimum Payment") as described in this Paragraph 3.5.3. Aurora shall bill the Authority for the Minimum Payment at the end of each applicable Delivery Year, and the Authority shall pay such invoices in the manner described in Paragraph 4.7.

(a)           Phase In Period Deliveries.   Beginning with the 2016-2017 Delivery Year, regardless of whether the Phase In Period has commenced, if the Authority takes delivery of less than the amount of water listed in the following table, the Authority shall pay a Minimum Payment equivalent to the then-current rate established under Paragraph 3.5.1 times the difference between the amount listed in the table and the amount delivered to the Authority during the Delivery Year.

6/11/2016-5/31/2017

Minimum Payment
Delivery Year	Amount (AF/yr)
6/11/2016-5/31/2017	1,500
6/11/2017-5/31/2018	2,500
6/11/2018-5/31/2019	3,500
6/1/2019-5/31/2020	5,000

(b) Full Deliveries.  Beginning with full deliveries after June 1, 2020, as described in Paragraph 3.4.2, the Minimum Payment will be calculated based on 7,225 AF of water, or the Offered Delivery Amount in the applicable Delivery Year, whichever is less. The Authority shall pay a Minimum Payment equivalent to the then-current rate established under Paragraph 3.5.1 times the difference between the amount of water delivered to the Authority during the Delivery Year and: (1) 7,225 AF; or (2) the Offered Delivery Amount, whichever is less. Once the Authority has paid for 72,250 AF during any Ten-Year Block, no further Minimum Payment will be required for that Ten-Year Block.

(c) Exceptions to Minimum Payment. The Minimum Payment shall not apply to: (i) any amount of the Offered Delivery Amount not delivered due to an outage of infrastructure necessary to deliver water to one or more Members, if such outage is caused by a factor outside the reasonable control of the Authority or Members; (ii) any water made available for delivery at a flow rate in excess of maximum delivery rates defined in Paragraph 3.4.4 that is declined by the Authority; and (iii) prior to June 1, 2030, any water containing TDS levels higher than 500 mg/I that is declined by the Authority under Paragraph 3.6.2

3.6	Water Quality.

3.6.1 Compliance with Drinking Water Standards. Aurora will supply to the Authority at the Master Meter water that meets all state and federal safe drinking water regulatory requirements as such may exist now or in the future, subject to the qualification on TDS provided in Paragraph 3.6.2. The Authority is solely responsible for maintaining compliance with drinking water standards beyond the Master Meter and requiring the Members to ensure that water delivered under this Agreement is compatible with the other water supplied by the Members.

3.6.2 Total Dissolved Solids.  Primary drinking water standards have not been established for TDS; the current secondary standard is 500 mg/I.  Unless the Authority agrees otherwise, for the period through May 31, 2030, Aurora will provide to the Authority water at the Master Meter that has a TDS level no greater than that provided to Aurora's own customers from the Binney Plant (the "TDS Commitment").   If the TDS level at the Master Meter exceeds the secondary standard of 500 mg/I, Aurora will notify the Authority and the Authority may decline deliveries.  Until May 31, 2030, any declined water above 500 mg/I TDS will not count toward the Delivery Obligation described in Paragraph 3.1. There is no guarantee of a maximum TDS concentration beyond May 31, 2030, regardless of whether a primary TDS drinking water standard has been established, and accordingly, the TDS Commitment expires on May 31, 2030.

3.6.3 Disinfection.  Currently, the water to be supplied to the Authority at the Master Meter is disinfected with Chloramines. Aurora agrees to consult with the other Parties prior to a change in the disinfection method. The Authority is solely responsible for making this water compatible with the other water supplies of its Members.

3.6.4 Master Meter Deliveries. The water quality standards and the TDS Commitment set forth in this Agreement apply only to water delivered at the Master Meter and shall not apply to water delivered at any Delivery Location that is not a Master Meter.

3.6.5 Future TDS Management. The Parties acknowledge that at some point in the future, currently estimated to be 2030, Denver Water and Aurora's own demands for more capacity and more blend water will result in an inability to offer deliveries at the TDS concentrations in Paragraph 3.6.2, once the TDS Commitment has expired. The resolution to this TDS issue could involve: (a) reverse osmosis (RO) or other equivalent treatment technologies; (b) the development of additional blending water supplies; or (c) acceptance of deliveries of unblended, higher TDS water. In an attempt to maintain TDS levels at the limits set in Paragraph 3.6.2, and to increase deliveries in future phases, the Parties agree to evaluate the resolution of this TDS issue at the bi-annual delivery meetings established in Paragraph 4.1.5, beginning in 2022. Unless the Authority chooses to receive unblended water once the aforementioned capacities are reached and the TDS Commitment has expired, the Authority shall develop and implement a schedule for the timely construction of any facilities and/or acquisition of any blend water supplies determined to be necessary in order to maintain the TDS levels in Paragraph 3.6.2, for the Delivery Obligation or for any expanded deliveries beyond that amount that may be available.

3.6.6 Implementation of TDS Management Solution. The details governing the implementation of the agreed upon TDS management solution will be the subject of a separate supplemental agreement. Absent the execution of such a supplemental agreement, the provisions of Paragraph 3.6.2 and 3.5.3(c)(iii) will no longer be effective and unblended water will be provided under Article 3.

Article 4
Operations

4.1 Deliveries to the Authority.

4.1.1 Delivery Location.  The "Delivery Location" shall mean, collectively, the Master Meter and any other points of delivery of water to the Authority under this Agreement as provided for under this Paragraph.  The initial primary point of delivery to the Authority for purposes of delivery under Paragraph 3.4.1 will be through a Master Meter to be installed at the Temporary Interconnect.   Commencing June 1, 2020, the point of delivery to the Authority will be through a Master Meter at the Binney Plant Connection.  Alternative points of delivery may be used with the mutual consent of the Parties.

(a) The Parties acknowledge that, due to geographic considerations, Member Rangeview Metropolitan District ("Rangeview") may receive water deliveries at an alternate location at or near the Binney Plant and on terms mutually acceptable to Rangeview, Aurora and Denver Water.

(b) The Parties further acknowledge that due to geographic considerations and the timing of infrastructure construction, Member Dominion Water and Sanitation District ("Dominion") may receive water deliveries at an alternate location pursuant to the terms of the Dominion Agreement.  Water delivered under the Dominion Agreement shall not be assignable to any other Member.

4.1.2 Use of Third Party Infrastructure.  Water supplies owned by Denver Water and Aurora will not be delivered to the Authority through any third party infrastructure located upstream of the Master Meter absent mutual agreement by the Parties.

4.1.3 Other Water Owned by the Authority.  Upon written request, Aurora may, at its sole discretion, agree to collect, transport, and treat other water owned by the Authority or its Members, based on the terms of a separate agreement.

4.1.4 Reusable Supplies.  Denver Water and Aurora intend to provide potable water from reusable supplies.  In the event that Denver Water or Aurora provides any single-use water due to an adverse judicial or administrative determination, the Parties agree to negotiate a mutually agreeable solution to the Authority's use of non-reusable supplies.

4.1.5 Delivery Year Schedule.  The Parties will meet no later than May 1 of each year to discuss the tentative volumes and anticipated delivery amounts and flow rates that may be available in the upcoming Delivery Year, and to schedule estimated deliveries for June through August, and meet in August to discuss the tentative schedule for September through May estimated deliveries, with additional meetings on an as needed basis.  The Authority may provide a desired delivery schedule in advance of any such meetings for consideration and discussion.

4.2 Deliveries to Authority Members.  The Authority is responsible for deliveries to individual Members beyond the Master Meter, including the construction of any additional infrastructure, as necessary.   Members are responsible to develop whatever individual.infrastructure and connections are necessary to take delivery from the Authority's infrastructure and any other Delivery Locations, and are responsible for maintenance of such individual infrastructure.  It will be the sole obligation of the Authority to identify and respond to the individual water demands of the Members. The Authority will determine in its sole discretion the allocation of water delivered by Denver Water and Aurora through the Master Meter. The Authority will provide annual accounting to Aurora and Denver Water of water deliveries to the Members.

4.3 Use and Reuse of Water. The Authority and the Members shall be entitled to use and reuse to extinction the return flows from reusable supplies; provided, however, that should the Authority or the Members be unable to reuse such supplies or voluntarily choose not to do so, the Authority or the Members may contract for other Members to do so. Nothing herein shall preclude the ability of Denver Water or Aurora to lawfully recapture and reuse water not reused and recaptured by the Authority or the Members. The Authority will make best efforts to notify Denver Water and Aurora in a timely manner when unused return flows from WISE deliveries are available.

4.4 As a condition of using Denver Water's reusable water, the Authority and the Members receiving water must comply with the following provisions in the CRCA. These provisions of the CRCA apply only to Members of the Authority.

4.4.1 West Slope Charge. The Authority, on behalf of the Members, shall enter into a West Slope Charge Agreement containing the provisions described in Attachment D. The WISE Raw Water Rate, as defined in Attachment C, includes a charge sufficient to satisfy the Authority's obligation under the West Slope Charge Agreement.

(a) Denver will transmit West Slope Charge payments to the Colorado River Water Conservation District on behalf of the Authority in accordance with the West Slope Charge Agreement, and will provide regular statements of such payments to the Authority.

(b) Aurora shall be entitled to retain the entirety of the WISE Raw Water Rate attributable to water delivered by Aurora under this Agreement, notwithstanding that such water is not subject to the West Slope Charge Agreement.

4.4.2 Restriction on Seeking New Supplies from the Colorado River Basin. Members must comply with the following Abstention Provisions, which are defined in Article VIII of the CRCA. The Abstention Provisions, by their terms, do not apply to any potential project whose diversions would occur only outside the State of Colorado.

(a) Abstain permanently from pursuing or participating in any project that would result in any new depletion from the Colorado River and its tributaries above the confluence with the Gunnison River, including without limitation the Eagle River (with the exception of the
Eagle River MOU for Aurora and the Upper Colorado Cooperative Project). Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies.

(b) Abstain from pursuing or participating in any project that would result in diversions from the Colorado River Basin within Water Divisions Nos. 4 and 6, or downstream from the confluence of the Gunnison and Colorado Rivers in Water Division No. 5 for a period of 25 years. Pursuing or participating in a project means seeking formal approval of any aspect of a project in a regulatory or judicial forum, but does not include conducting various planning activities such as feasibility studies. This abstention period would be reduced to 15 years if, within the first ten (10) years following execution of this Agreement, the NEPA permitting process for the Upper Colorado Cooperative Project has not been initiated. If construction of a cooperative project commences within 20 years from the date of this Agreement, then the abstention period under this Paragraph would be extended for an additional ten (10) years (a total of 35 years).

4.4.3 Conservation and Reuse. The Authority and Members must comply with the following provisions of the CRCA, Articles l.B.4(c) and l.B.4(d), respectively.

(a) Reuse of Water. The Members receiving WISE water must maximize, using best efforts, the reuse or successive use of the reusable water provided to them.

(b) Conservation Plan. The Members receiving WISE water must adopt and implement a conservation plan that would achieve results similar or proportionately the same as Denver Water's.

4.4.4 Expectations.  As contemplated by Paragraphs 4.1.4 and 4.4, the Parties expect that reusable water will be delivered under this Agreement and that the water will be used and reused to extinction using best economically feasible efforts.  The Parties believe that Members who are implementing a State-approved conservation plan will satisfy the conservation plan requirement.

4.5 Use of Water.  Water delivered to the Authority under this Agreement shall be decreed for municipal use.  The Authority agrees to use the water delivered in a manner consistent with Denver Water's and Aurora's water right decrees.  Denver and Aurora represent that they have no knowledge of any restrictions on any of their water rights decrees that would prohibit or limit the use of the water delivered for municipal uses within the Authority Service Area.  Deliveries from Denver Water and Aurora may not be used for agricultural uses.

4.6 Location of Use. Use of water provided to the Authority pursuant to this Agreement shall be limited to the Authority Service Area. Use of the water supplied under this Agreement  outside of the Authority Service Area is prohibited.

4.7	Billing and Payment.

4.7.1 Aurora shall bill the Authority each month for any water delivered under this Agreement during the preceding month. Each monthly invoice shall establish the actual amount of water delivered during such period and the Offered Delivery Amount for the same period.

4.7.2 Aurora shall bill the Authority at the end of each Delivery Year for the applicable Minimum Payment, if any, owing with respect to such Delivery Year.

4.7.3 The Authority shall pay all such invoices within forty-five (45) days of receipt. All late payments shall be subject to a late fee of 5% of the amount due per month, up to a maximum of 25%.

4.8	Operating Representatives.	For purposes of this Agreement the Parties' representatives shall be:

For Denver Water:	Director of Planning
Denver Water Department
1600 W. 12th Avenue
Denver, CO 80204-3412

For Aurora:	Deputy Director, Water Resources
Aurora Water
15151 E. Alameda Parkway, #3600
Aurora, CO 80012

For the Authority:	Executive Director
South Metro WISE Authority
8400 East Prentice Avenue, Suite 1500
Greenwood Village, CO 80111

Article 5
General Provisions

5.1 Joint Advisory Committee. Each Party shall appoint one or two members to a Joint Advisory Committee, which shall meet as often as determined necessary, but no less than two times a year, in order to discuss any issues or concerns arising in the implementation of this Agreement.

5.2 Assignment. Following prior written notice to and approval by Denver Water and Aurora, which approval shall not be unreasonably withheld or denied, the Authority may assign this Agreement to another newly created Title 29 or Tile 32 governmental entity that is made up of all or substantially all of the Members.  With the exception of the foregoing, no right hereunder shall be assigned by any of the Parties, without prior written consent from all Parties.

5.3 No Operating Obligation. Nothing in this Agreement shall be deemed or construed as creating any obligation on Aurora or Denver Water to operate its facilities in any particular manner, so long as Aurora and Denver Water comply with the express terms of this Agreement.

5.4 Indemnity. To the extent it lawfully may, the Authority shall defend, indemnify, and hold harmless, Aurora and Denver Water, their officers, agents, and employees against any liability, loss, damage, demand, action, or cause of action by a third party which may occur as a result of the physical delivery of water, commencing at the Delivery Location, by Aurora and Denver Water under this Agreement, except as to any portion of negligence judicially determined to be caused by Aurora or Denver Water. This includes but is not limited to, any damages, including any special, indirect, consequential and punitive damages which may result from the transportation of water under this Agreement by means of any water carriage facilities after the Delivery Location. No provision of this Agreement shall be construed as a waiver or release of the immunities, limitations, or defenses afforded to the Authority, Aurora or Denver Water under the Colorado Governmental Immunity Act.

5.5 Amendments.   Amendments to this Agreement shall only be effective if entered into with the same formality as this Agreement and approved by all Parties.

5.6 Denver Charter. This Agreement is made under and conforms to the provisions of Article X of the Charter of the City and County of Denver, which controls the operation of the Denver Municipal Water System. This Agreement involves the use of water outside the territorial limits of the City and County of Denver. The Denver Charter provides that "the Board shall have power to lease water and water rights for use outside the territorial limits of the City and County of Denver, but such leases shall provide for limitation of delivery of water to whatever extent may be necessary to enable the Board to provide an adequate supply of water to the people of Denver..." The extent to which limitation of water delivery outside Denver may be necessary to enable the Board to provide an adequate supply of water to the people of Denver is a fact to be determined by the Denver Water Board in the exercise of its reasonable discretion.   The Board has determined that the interruptible nature of the water deliveries under this Agreement and the other terms and conditions of this Agreement is sufficient to ensure an adequate supply of water inside Denver. This Agreement shall not be construed or implemented in such a way as to impair Denver Water's obligations to provide water within its Combined Service Area.

5.7 Sole Obligation of Aurora Utility Enterprise.  This Agreement is made pursuant and conforms to the provisions of the Charter of the City of Aurora, Colorado, which controls the operations of the Utility Enterprise for the City of Aurora. The obligations of Aurora under this Agreement are the sole obligations of the City of Aurora acting by and through its Utility Enterprise and, as such, shall not constitute a general obligation or other indebtedness of the City of Aurora or a multiple fiscal year direct or indirect debt or other financial obligation whatsoever of the City of Aurora within the meaning of any constitutional, statutory, or charter limitation.   In the event of default by Aurora or failure to meet any of its obligations under the terms of this Agreement, the other Parties hereto shall have no recourse to any revenues of the City of Aurora except for the net revenues of the water utility system available therefore in the City of Aurora Utility Enterprise water fund, or any successor enterprise fund, and remaining after payment of all expenses relating to the operation and maintenance and periodic payments on bonds, loans and other obligations of the City acting by and through it Utility Enterprise.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be construed as creating a lien upon any revenues of the Utility Enterprise or the City.  Aurora has determined that the interruptible nature of the water deliveries under this Agreement and the other terms and conditions of this Agreement are sufficient to ensure an adequate supply of water inside Aurora.

5.8 Joint and Several Obligations. The obligations by Denver Water and Aurora under this Agreement shall be joint and several.

5.9	No Remedy Against non-Parties. Except as provided in Paragraph 5.17, the Parties to this Agreement may seek remedies under this Agreement only against each other, and not against third parties.

5.10 Venue and Governing Law. Venue for resolution of any dispute resulting in litigation shall be the Colorado District Court for the county in which any defendant resides. This Agreement shall be governed by and construed under the laws of the State of Colorado.

5.11 Waiver of Rights. The failure of any Party to exercise any right under this Agreement shall not be deemed a waiver of such Party's right and shall not affect the right of such Party to exercise at some future time the right or rights or any other right it may have under this Agreement.

5.12 Captions. The captions in this Agreement are for convenience of reference only, are not part of this Agreement and shall not define or limit any of its terms or provisions.

5.13 Failure to Perform Due to Force Majeure.  No Party to this Agreement shall be liable for any delay or failure to perform due solely to conditions or events of force majeure, as that term is defined  in this Paragraph; provided that: (i) the non-performing Party gives each other Party prompt written notice describing the particulars of the force majeure; (ii) the suspension of performance is of no greater scope and of no longer duration than required by the force majeure event or condition; and (iii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Parties describing the remedial actions taken.  In the case of a force majeure event, the Parties shall meet and agree, in writing, upon an appropriate modification of obligations identified herein, with specific reference to water delivery obligations, so as to address the unanticipated conditions associated with such event.  As used in this Paragraph, force majeure shall mean any delay or failure of a Party to perform its obligations under this Agreement caused by events beyond the Party's reasonable control and without the fault or negligence of the Party, including, without limitation (a) acts of God, (b) sudden actions of the elements such as floods, earthquakes, hurricanes, or tornadoes, (c) sabotage, (d) vandalism beyond that which can be reasonably prevented by the Party, (e) terrorism, (f) war, (g) riots, (h) fire, (i) explosion, (j) blockades,  (k) insurrection, or (1) strike, slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group). Provided that hydrological change is addressed in 5.14.

5.13.1 Subordination Clause. In the event of a force majeure event or condition as described above in Paragraph 5.13, until the event or condition is resolved, this Agreement shall  be made expressly subordinate to any present or future use of water supply for municipal purposes within the service territories of Aurora or Denver Water or to meet contracted water delivery obligations of Aurora or Denver Water existing prior to the execution of this
Agreement.

5.13.2 Cooperation under Force Majeure. Should there be evidence of force majeure that may affect, or has affected, the ability of any of the Parties to meet their obligations under this Agreement, the Parties agree to meet and negotiate in good faith any modifications to this Agreement to ensure a reasonable and coordinated response to such force majeure with the goal of forestalling the need for a force majeure declaration.

5.14 Hydrologic Change. The Parties acknowledge that the WISE Project, and deliveries under this Agreement, are based on surface water supplies that are variable to the extent described in this Agreement. The Parties have undertaken engineering studies based on observed historical hydrology that suggest these supplies will continue, and may increase in the future. Should future hydrology change such that there are demonstrably and significantly less water supplies available than expected at the time of the execution of this Agreement, the Parties agree to cooperate in the identification and development of additional supplies designed to assist Aurora and Denver Water in meeting the delivery obligations identified in this Agreement. Demonstration of changing hydrology may include persistent water use restrictions imposed on customers of Denver Water and Aurora or a Colorado River compact call or water management efforts to mitigate a Colorado River compact call. Provided, however, that nothing in this 5.14 shall relieve Denver Water or Aurora from meeting the Delivery Obligation then in effect, nor shall it modify the "basis for charges" (including the calculation of the WISE Raw Water Rate) relative to the cost of such deliveries as identified in 3.5.1 and Attachment C.

5.15 Enforcement.   Subject to the provisions of Paragraphs 5.16 and 5.17, this Agreement may be enforced in law or equity, damages, or such other legal and equitable relief as may be available to a Party.  Except as otherwise provided herein, each party waives any right to special, indirect, consequential and punitive damages, including lost revenue.  Should Denver Water or Aurora fail to treat or deliver water in accordance with the terms of this Agreement, the Authority shall have recourse against either or both of these parties based upon the factual cause of the default.

5.16	Remedies for Monetary Defaults.

5.16.1 Suspension of Deliveries.  If the Authority does not timely satisfy any of its payment obligations under this Agreement, Aurora may give the Authority a notice of default. If the Authority does not cure the default by making full payment within seven (7) business days from receipt of the default notice, Denver Water and/or Aurora, in addition to pursuing any other remedies available to them at law or in equity, may suspend deliveries of water to the Authority.

5.16.2 Termination of Agreement.   If the Authority fails to cure the default within 180 days from receipt of the default notice described in Paragraph 5.16.1, then Denver Water and/or Aurora, in addition to pursuing any other remedies available to them at law or in equity, may terminate this Agreement.

5.17	Delivery Obligation and Minimum Payment Adjustment.

5.17.1 With respect to any Delivery Year after June 1, 2016, if any Member fails to pay to the Authority the sums required of such Member under the SM WISE IGA (''Non-paying Member") towards the Minimum Payment required by Paragraph 3.5.3(b), then the Authority may seek an adjustment of the Minimum Payment in future Delivery Years pursuant to the terms of this Paragraph, under the following conditions:

(a)	the Authority pays the full Minimum Payment required by Paragraph 3.5.3(b) for the subject Delivery Year (Delivery Year 1);
(b)
the Authority provides written notice to Denver Water and Aurora identifying the Non-paying Member and the Non-paying Member's pro-rata share of the Minimum Payment and reasonable evidence of such non-payment;

(c)	the Authority terminates both deliveries under this Agreement and deliveries of any other water through the Western Pipeline to the Non-paying Member;
(d)	the Authority uses commercially reasonable efforts to ensure compliance by the Non-paying Member, including pursuing all applicable available remedies set forth in the SM WISE IGA; and
(e)	the Authority provides regular written notice to Denver Water and Aurora of the remedies undertaken and the status of those remedies;

5.17.2 If the Authority continues to satisfy these conditions during Delivery Year 2 and requests an adjustment, then the basis for calculating the Minimum Payment for Delivery Year 2 shall be reduced ("Temporary Reduction") by the amount of water attributable to the Non-paying Member's share of the Minimum Payment required by Paragraph 3.5.3(b) for Delivery Year 2. The Temporary Reduction shall not exceed 30% of the Minimum Payment for Delivery Year 2, subject to the limitations in Paragraph 5.17.5. The Delivery Obligation for the applicable Ten- year Block shall be reduced by the same amount as the basis for the Temporary Reduction for Delivery Year 2.

5.17.3 The same procedure will be followed for Delivery Years 3-5, if the Authority continues to satisfy the conditions for a Temporary Reduction. A Temporary Reduction shall not be available for more than four Delivery Years.

5.17.4 At the end of Delivery Year 3 but in no event after Delivery Year 5, the Authority may request, the Delivery Obligation will be reduced by the amount of water that formed the basis for the Temporary Reduction ("Permanent Reduction"), provided that the Authority demonstrates that the Non-paying Member is no longer a Member under the SM Authority IGA and is permanently excluded from receiving any water under this Agreement and any other water through the Western Pipeline. To effectuate a Permanent Reduction, the Parties shall enter into an amendment to this Agreement that: (i) reduces the Delivery Obligation by the Permanent Reduction; (ii) makes other necessary conforming changes, including reductions to maximum and minimum deliveries in Paragraph 3.4.3 in the same proportion as the Permanent Reduction bears to the prior Delivery Obligation and the Minimum Payment in 3.5.3; and (iii) removes the Non-paying Member as a Member under this Agreement.  Ifa Permanent Reduction is to be effectuated during any Delivery Year other than the first Delivery Year of a Ten-Year Block, the reduction of the Delivery Obligation for that Ten-Year Block shall be one-tenth of the Permanent Reduction multiplied by the number of years remaining in the Ten-Year Block.

5.17.5 The aggregate amount of all Permanent Reductions, or of all contemporaneous Permanent and Temporary Reductions, shall not exceed 30% of the Minimum Payment (i.e. 2,168 AF per year or a reduction in the Delivery Obligation of more than 21,675 AF.)

   5.18 Defense against Third Parties. In the event of litigation by any third party concerning this Agreement, and to the extent permitted by law, the Parties agree to jointly defend any such third party action.

5.19	No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

5.20	Water Rights Peace Pact.

5.20.1	Diligence Proceedings. As stated in Recital 0, the Parties may agree to work to increase WISE deliveries. With regard to all conditional water rights presently owned by Denver Water and/or Aurora, the Parties agree to withdraw any statements of opposition in each other's pending diligence filings and not to oppose each other's pending or future diligence applications, including pending or future applications to make conditional rights, existing on the date of this Agreement, absolute. However, the Parties may file statements of opposition in such proceedings for the limited purpose of ensuring compliance with the obligations of this Agreement.·

5.20.2 Other Proceedings. The Parties also agree to negotiate in good faith the stipulated resolution of any pending or future water right and administrative or judicial proceedings that may be necessary: (a) for Denver Water and Aurora to meet their delivery obligation for the provision of reusable water supplies under this Agreement or (b) for the Authority or its Members to use and reuse water delivered under this Agreement. To that end, the Parties shall timely share all relevant factual information concerning the existence or absence of injury to the respective decreed water rights of each party as a consequence of the administrative or judicial approvals being sought.

5.20.3 SM WISE IGA. The Authority shall include in the SM WISE IGA an obligation to comply with the provisions of this Paragraph 5.20. Failure of a Member to comply with this Paragraph shall constitute a breach of this Agreement by the Authority. However, in actions other than diligence proceedings, nothing in this paragraph 5.20 or in the SM WISE IGA is intended or shall be interpreted to prevent any Member from taking any actions it deems necessary to protect its water rights from injury, consistent with the intent of Paragraph 1.3.

5.21 Infrastructure Ownership. Nothing in this Agreement shall constitute or be interpreted as constituting the transfer of any ownership interests in the infrastructure assets of the Parties.

Each Party shall remain individually responsible for the operation, maintenance, repair and replacement of their infrastructure absent express written agreement to the contrary.

5.22 Separate Water Supply Agreements. Any separate water supply agreement between a Member and either Aurora or Denver Water, executed after the effective date of this Agreement, shall be contingent upon the Member being in full compliance with its WISE-related obligations. Denver Water and Aurora agree to suspend deliveries immediately under any separate water supply agreement if the Member becomes a Non-paying Member as defined in paragraph 5.17. Any separate water supply agreement shall contain a provision requiring suspension of deliveries during any period in which the Member is in default of any of its obligations under the SM
WISE IGA.

5.23 New Participating Members of Authority. The Parties acknowledge that at times additional entities may request to join the Authority and become a Member. Any new Member must be an entity in existence and delivering water to customers as of the effective date of this Agreement, unless the parties agree otherwise in writing. Acceptance of qualified Members and the nature of their financial obligations, if any, to the Authority, shall be within the sole discretion of the Authority; provided, however, that such change in the Members shall not in any manner affect the obligations of Denver Water and Aurora under this Agreement nor modify the terms of any existing agreement between either Denver Water or Aurora and any current or future Members. New Members shall be bound by the terms of this Agreement and shall enjoy such benefits as determined at the discretion of the Authority.

5.24 Authority of the Parties. The Parties each affirm and represent that they have the full power and authority to execute this Agreement and thereafter perform all of the terms and conditions set forth herein.

5.25 No Agency Created. This Agreement is not intended and shall not be construed to create any joint venture, agency relationship or partnership between the Parties. None of the Parties shall have any right or authority to act on behalf of or bind any other Party.

5.26 Dispute Resolution.   If a dispute relating to this Agreement arises among the Parties, the Parties shall first consider any proposed resolution of the matter.   If the matter is not resolved, the Parties shall promptly convene a meeting to be attended by persons with decision-making authority regarding the subject matter of the dispute.  The meeting attendees shall attempt in good faith to negotiate a resolution of the dispute.  If the dispute is still not resolved within 20 days after the meeting, the Parties shall be free to pursue any other legal remedy.

5.26.1 In the event of legal proceedings, the Parties agree to seek a prompt resolution, and that each Party shall pay its own costs and expenses, including attorney fees.

5.27 Effect on Prior Agreements. This Agreement supersedes the Pilot Project Agreement between Denver Water and the Authority dated February 14, 2007. All other agreements between any of the Parties shall remain in full force and effect. In the event of a conflict between the terms of a prior agreement between any of the Parties and this Agreement, the terms  of this Agreement shall prevail.

5.28 Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures bind the Parties.

5.29	Notices.

Any notice or other communication required or permitted under this Agreement shall be sufficient if in writing and delivered to the addresses provided below or such other addresses as designated by any Party by one of the following means: (a) in person (by hand delivery or professional messenger service); (b) by U.S. Mail, postage prepaid; (c) by overnight service (Express Mail of the U.S. Postal Service, Federal Express) or any other courier service guaranteeing overnight delivery), addressed to each of the following:

For Aurora:
Deputy Director of Water Resources of Aurora Water
15151 E. Alameda Parkway, #3600
Aurora, CO 80012

Copy to:
City Attorney
15151 East Alameda Parkway, Suite 5300
Aurora, CO 80012

For Denver Water:
Director of Planning
Denver Water Department
1600 W. 12th Avenue
Denver, CO 80204-3412

For the Authority:
Executive Director
South Metro WISE Authority
8400 East Prentice Avenue, Suite 1500
Greenwood Village, CO 80111

Copy to:
Spencer Fane & Grimshaw LLP
ATIN: James M. Hunsaker
1700 Lincoln Street, Suite 3800
Denver, CO 80203

or at such other address as any Party hereto may hereafter or from time to time designate by written notice to the other Parties given in accordance herewith.

Any notice delivered (a) in person shall be effective upon delivery; (b) by first class U. S. Mail shall be effective three (3) business days after the mailing; (c) by overnight service shall be effective one (1) business day after delivery to the overnight service provider.

5.30	Agreement Contingencies and Effective Date. This Agreement is contingent upon:

(a) the execution of the Western Pipeline Agreement which shall include provisions ensuring the financing thereof, referenced in paragraph 3.2.1;

(b) issuance of a permit satisfactory to the Parties by the U.S. Army Corps of Engineers (Corps) allowing water delivered under this Agreement to be stored in Rueter-Hess Reservoir; and

(c) complete execution (not contingent upon the approval of any additional parties) of the CRCA.

The "Effective Date" of this Agreement shall be the date when the last of the foregoing contingencies has been met.  If these contingencies have not been satisfied as of December 31, 2013, the Parties agree to terminate this Agreement or extend the dates set forth in this Agreement.

[signatures start on following page]

IN WITNESS WHEREOF, Denver Water, the Authority and Aurora have executed this Agreement.

CITY AND COUNTY OF DENVER
acting by and through its
ATTEST:	BOARD OF WATER COMMISSIONERS

By:_____________________________	By: _____________________________
Secretary	_____________________________
President

Date: _____________________________

REGISTERED AND COUNTERSIGNED:
APPROVED:	Dennis Gallagher, Auditor
CITY AND COUNTY OF DENVER

By: _____________________________	By: _____________________________
Planning Division
Date: _____________________________

APPROVED AS TO FORM:

By: _____________________________
Legal Division

South Metro WISE Authority

By: _____________________________
President

Date: _____________________________

CITY OF AURORA, COLORADO,
ACTING BY AND THROUGH ITS
UTILITY  ENTERPRISE

___________________________________________	_________________
Stephen D. Hogan, Mayor	Date

ATTEST:

___________________________________________	_________________
Janice Napper, City Clerk	Date

APPROVED AS TO FORM FOR AURORA:

___________________________________________	_________________	_________________
Christine McKenney, Assistant City Attorney	Date	ACS#

STATE OF COLORADO        )

            )      SS

COUNTY OF ARAPAHOE   )

The foregoing instrument was acknowledged before me this _____ day of________________________________________________ 2013, by Stephen D. Hogan, Mayor, acting on behalf of the Utility Enterprise of the City of Aurora, Colorado.

Witness my hand and official seal. ___________________________________
                                                                        Notary Public

My commission expires: _______________________________

(SEAL)

LIST OF EXHIBITS AND ATTACHMENTS

Attachment A -Major WISE Partnership Facilities
Attachment B -DIA Connection Infrastructure
Attachment C -Water Delivery Pricing
Attachment D -West Slope Charge Agreement

Attachment A -Major WISE Partnership Facilities

WISE Partnership

WELD
BOULDER
Marshall Lake
Coal Creek
Big Dry Creek
Rock Creek
BROOMFIELD
North Reservoir Complex
South Platte River
ADAMS
Horse Creek Reservoir
Possible DIA Connection
Pump Station 2
South Reservoir Complex
Ralston Creek
Arvada Reservoir
Ralston Reservoir
Clear Creek
Moffat WTP
DW COMBINED SERVICE AREA
Cherry Creek
AURORA
ARAPAHOE
Griswold WTP
Wemlinger WTP
Rampart Pipeline
Rangeview
Binney Water Purification Facility
Aurora Reservoir
East Reservoir
Quincy Reservoir
Bear Creek Lake
Bear Creek
Marston WTP
Marston Reservoir
Turkey Creek
Highlands Clear Water Res (5,722 feet)
DW
ECCV Western Pipeline
Cottonwood
Pipeline for ECCV Alternative
Central A Pipeline (Proposed Alternative)
Deer Creek
Chatfield Reservoir
Conduit 27
Rampart Pipeline
Meridian & Inverness
Parker WSD
Platte Canyon Reservoir
Planned WTP
Foothills WTP (5,680 feet)
Centennial WSD
Stonegate
DW
Dominion
CPNMD
Rampart Reservoir
Strontia Springs Reservoir
Pinery
Castle Rock
SOUTH METRO WISE ENTITIES
South Platte River

ATTACHMENT  B

DIA CONNECTION  INFRASTRUCTURE

1.           Connection from Denver Water's distribution system at DIA to Aurora Water's Pump Station #2

The connection from DIA to Aurora's PWP will provide blend water for Authority WISE deliveries. The current estimate for design, permitting, construction and all other costs for the DIA connection is $8.7 million. Authority will pay 85% of the total costs, based on estimated usage of the connection. Authority's 85% of the $8.7 million total estimated cost is included in the DIA Connection Fee.

1.1  Description:  A 24" pipeline, approximately six (6) miles in length, from the north end of DIA at East 114th Avenue and Newbern Street to the PWP Pump Station #2 near 96th Avenue and E-470, and meters at a location to be determined.

ATTACHMENT C
WATER DELIVERY PRICING

1.
General. Pricing for water deliveries to the Authority under this Agreement (the "Delivery Rate") is intended to be based on the principles of cost-of-service utility rate setting. However, it is understood by the Parties that specific circumstances defined under this Agreement require advanced understanding and application of those principles and that the Parties have adapted in some cases an application of rate setting principles that are particular to this Agreement, the characteristics of the services provided, and the purpose and intent of the Parties themselves. In cases where generally accepted principles of utility rate setting may appear to differ from the pricing of water deliveries under this Agreement, the terms defined in this Attachment C of the Agreement will prevail. Ifa term or condition necessary for the pricing of water deliveries under this Agreement is missing from this Attachment, that term and condition will be established by mutual agreement of the Parties.

2.	Overall Principles. The Delivery Rate incorporates the following overarching principles:

2.1.
Appropriate Return on Investment.  The Delivery Rate will allow those who own Facilities ("Owner") to receive an appropriate return on historical and new investments in the Facilities as defined in this Attachment.

2.2.	Consistent with Owners' Internal Ratemaking and Financial Practices. The Delivery Rate will be consistent with the financial requirements and internal ratemaking practices of the Owner.

2.3.
Equitable and Transparent Allocation of Costs. The costs incurred to provide deliveries under this Agreement include the operating and maintenance costs in addition to various capital components. Equitable pricing means that these costs will be allocated to those receiving water deliveries from the project each in accordance with their particular demand characteristics and their contractually defined delivery requirements. Transparency exists when the process for such an allocation can occur within a framework that is visible, understood by all the Parties, and repeatable over time with consistent and predictable results.

3.
Facilities. The WISE Facilities include all tangible assets, and intangible real property rights (e.g. water rights), that are used and useful in providing the water deliveries under this Agreement.  A listing of the current Facilities is included in Table I. The listing of Facilities may change from time to time. No changes to the Facilities listed in Table 1 will be made without the consent of the Parties which consent shall not be unreasonably withheld or denied. All Facilities, current and future, include the following overall characteristics:

3.1.
Facilities are Used. To be considered a Facility, the asset must be physically used for delivery of water under this Agreement with measurable flows of water occurring on a regular and recurring basis. Any Facility included in the Delivery Rate is either: a) currently used with measurable flows, or b) will be used in the year immediately following Owner's budget year as part of the normal operations of the Facilities.

3.2.
Facilities are Useful. A Facility must provide a specific function that enables the delivery of water as described in this Agreement.  Facilities, or parts of Facilities, that do not enable the deliveries under this Agreement are not included in the Delivery Rate. Facilities that are only used by the Facilities' Owner are not included in the Delivery Rate.

3.3.
Exceptions. Additional Facilities will be required in the future to maintain current deliveries and provide increased deliveries to the Authority in excess of an average of 72,250 acre feet in a Ten-Year period, or 7,225 acre feet per year on average.  In some cases, those Facilities may need to be constructed ahead of the Owners' planned schedules.  Exceptions to Paragraphs 3.1 and 3.2 may be required to address the additional costs, if any, incurred in accelerating construction of planned Facilities. Facilities may be added to the Delivery Rate in anticipation of future construction under the following conditions:

3.3.1.	Conditions for Exception:

3.3.1.1.	Acceleration of planned Facilities. The Owners need to accelerate planned infrastructure to maintain the current delivery commitment.

3.3.1.2.	Increased Delivery Requested. The Authority has requested increased delivery from a previous commitment level, and the Owners are willing and able to meet the requested deliveries.

3.3.1.3.
Additional Facilities Required. The Owners cannot meet the requested increased delivery without additional Facilities. The Facilities required are either newly identified and were not part of the Owners' prior plans, or must be constructed ahead of the Owners' plans.

3.3.1.4.	Owner Investment Required. The Owners pay for the additional Facilities and incur an Owner Investment consistent with Paragraph 5.2.1 below.

3.3.2.
Allowances in Pricing. If the conditions in Paragraphs 3.3 and 3.3.1 are met, then the pricing for the next determination of the Delivery Rate will include the reasonably estimated costs for the identified Facilities.

3.3.2.1.
Capital Costs. The capital costs calculated under this provision will include a return to the Owners as described in Paragraph 5.2 based on the reasonably estimated construction cost of the Facilities in question. The pricing will not include any depreciation expense as described in Paragraph 5.1 or working capital as described in Paragraph 5.2.1.3, however, until the Facilities are constructed and placed into service and used and useful for delivery of water under this Agreement. All other provisions of Section 5.2 will apply.

3.3.2.2.
Operating Costs. Operating and maintenance expenses as described in Paragraph 6, below, will not be included in the pricing analysis until such time as the Facility is placed into service for the delivery of water under this Agreement.

4.	Ownership. Each of the Facilities has at least one Owner. The Owner(s) will be identified for each of the Facilities by name and by percentage of ownership.

5.	Capital Costs. Capital costs include the depreciation expense on the Facilities, plus a return to the Owner of the Facilities.

5.1.
Depreciation Expense. Depreciation expense has the same meaning as is normally applied by the Government Accounting Standards Board. All depreciation is to be determined using the Straight-Line method based on the initial term of the Facility's life. Determination of salvage value, if any, is at the discretion of the Facility Owner.

5.2.	Return. Owner(s) will be compensated for their investment in the Facilities in an amount equal to the Owner(s) weighted average cost of capital (WACC) times the Owner(s) investment in the Facilities.

5.2.1.
Measuring Owner Investment.  Owner investment is also referred to as "Rate Base." The Rate Base is meant to accurately measure the Owner(s) actual investments in the Facilities. It includes the following components:

5.2.1.1.
Net Book Value of Facilities. This is equal to the actual original cost of the Facility less accumulated depreciation. The book value may be increased by additions or improvements to the Facilities; it decreases with asset deletions, retirements, and accumulated depreciation.

5.2.1.2.	Construction Work in Process. Future Facility investments may be included in the Rate Base if the Facility meets the definitions in Paragraph 3 above.

5.2.1.3.
Working Capital. Owners are allowed to include an allowance for working capital equal to 90 days of their operating & maintenance expenses incurred at the Facilities. The working capital allowance for each Facility shall be calculated as the annual operating and maintenance expense, divided by 365 days, times 90 days.

5.2.1.4.
(Less) Contributions Received. Any capital payments or assets in kind paid by the Authority to the Owner(s) to defray the Owner(s) Investment shall be accounted for as capital contributions and credited to the Authority as a reduction in the Owner(s) Investment. Contributions reduce both the Return and depreciation expenses related to the Facilities.  All contributions will be amortized at a rate equal to the rate of depreciation for the Facility in question.

5.2.2.
Measuring the Weighted Average Cost of Capital.  The weighted average cost of capital is the sum of the weighted debt cost and weighted equity cost; it will be used as the rate of return described in section 5.2.

5.2.2.1.	Total Cost of Capital. The cost of capital will include an allowance for the Owner(s) actual cost of debt financing, as well as a return for the Owner(s) equity.

5.2.2.1.1.Cost of Debt -The cost of debt is the average annual interest rate paid on the Owner(s) portfolio of outstanding long-term debt. For the purposes of this Agreement, the cost of debt shall be calculated as follows:

5.2.2.1.1.1.Determine the total amount of long-term debt issued and outstanding as measured from the Owner(s) most recently audited and publicly available financial statements. Total long-term debt outstanding shall include all portions of long-term debt due and payable within one year, also called the "current portion", together with those amounts payable at any time after one year, also called the "long-term portion."

5.2.2.1.1.2.Determine the net interest payment due on each component of the long-term debt during the 12-month period in which the Delivery Rate will be determined. Interest payments due shall reflect the total of scheduled interest payments, net of any discounts, premiums, grants, state/federal subsidization, or other reductions.

5.2.2.1.3.Divide the total amount of interest due by the total amount of long-term debt outstanding to derive the annual effective interest rate.

5.2.2.1.2.Cost of Equity -the cost of equity is the interest rate to be paid on the use of the Owner(s) equity capital.  For the purposes of this Agreement, the cost of the Owner(s) equity shall be calculated as follows:

5.2.2.1.2.1.Determine the cost of equity using the Build-Up Method (BUM) expressed as the following formula: Cost of Equity (Ke) = Risk Free Rate (Rf) + Market Risk Premium (MRP) + Industry Risk Premium {IRP) + Size Premium (SP).

5.2.2.1.2.2.Risk Free Rate (Rf). The risk-free rate is equal to the yield on a 20-year US Treasury bond. For the purposes of this Agreement, the yield shall be the average calculated for the 12 months immediately preceding the determination of the Delivery Rate.

5.2.2.1.2.3.Market Risk Premium (MRP). The MRP represents the additional return required by equity holders over debt holders in general. For the purposes of this Agreement, the MRP will be taken from Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook. The MRP shall be the historical long-term horizon expected equity risk premium as published in the Ibbotson SBBI Valuation Yearbook, and not the supply side equity risk premium.

5.2.2.1.2.3.Industry Risk Premium (IRP). The IRP represents the additional or reduced return required by equity holders in the same industry as the Owner(s). For the purposes of this Agreement, the Owner(s) industry is Water Supply, classified under the Standard Industrial Code of 494, or the NAICS code of 221310. The IRP will be taken from the then current edition of Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook.

5.2.2.1.2.4.
Size Premium (SP). The SP represents the additional or reduced return required by equity holders as a result of the size of the Owner(s) specific enterprise. For the purposes of this Agreement, the SP will be taken from Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook for the appropriate decile (the text provides an appropriate SP for different enterprise sizes grouped into deciles). For the purposes of this Agreement, the Owner(s) size shall be determined as the book value of its equity. Book value of the Owner(s) equity shall be determined based on the most recently audited and publicly available financial statements;  book value is equal to total assets less total liabilities with no further adjustments whatsoever.

5.2.2.1.2.6.
In the event that Ibbotsons Stocks, Bonds, Bills, and Inflation Valuation Yearbook is no longer published in its current form, the parties agree to negotiate in good faith to identify a comparable substitute publication for the purposes of this Attachment C.

5.2.2.2.	Weightings. The weighted average cost of capital is affected by the relative percentage of debt and equity financing used by the Owner(s) in the Owner(s) overall water utility enterprise.

5.2.2.2.1.Total Invested Capital.  An Owner's total invested capital is equal to the sum of: (a) total long-term debt as described in 5.2.2.1.1; and (b) his total equity as measured from the most recently published,  publicly available, audited financial statements as the Owner(s) total assets less total liabilities.

5.2.2.2.2Determine the Weight of Debt as a Portion of Invested Capital. The total long-term debt divided by Total Invested Capital is the debt weighting.

5.2.2.2.3Determine the Weight of Equity as a Portion of Invested Capital. The equity weighting shall be determined as 100% minus the debt weighting described in 5.2.2.2.2.

5.2.2.3.
Calculate the WACC. The WACC for the Owner(s) shall be calculated using the formula: WACC = Wd(Kd) + We(Ke). Where Wd = weight of debt as described in 5.2.2.2.2; Kd = cost of debt as described in 5.2.2.1.1; We = weight of equity as described in 5.2.2.2.3; and Ke = cost of equity as described in 5.2.2.1.2

6.
Operating & Maintenance Costs. The costs of operating and maintaining the Facilities will be properly budgeted and accounted for on a regular basis. Whether or not operating and maintenance costs are incurred, and the level, if any, of those costs is determined at the sole discretion of the Owner(s) of the Facilities. Only the operating and maintenance costs incurred in the operation of the Facilities are included in the basis for the Delivery Rate.

6.1.
Direct Operating and Maintenance Costs. The direct expenses in operating and maintaining the Facilities are to be included in the Delivery Rate determined under this Agreement. Direct operating and maintenance costs include the fixed and variable costs of operating the Facilities. Capital repairs and replacements are not to be included as operating and maintenance costs. Any expenditure meeting the Owner(s) then existing capitalization policy should be recorded as an asset and included in the determination of Rate Base as described above.

7.
WISE Raw Water Rate. The "WISE Raw Water Rate" shall be determined as the then published rate established by Denver Water for non-reusable nonpotable water service charged to its Outside Combined Service Area customers times 1.625 for all reusable water supplied under this Agreement.

8.
Direct Overhead and Administration.  Administrative costs directly incurred in the management of this Agreement are to be included in the Delivery Rate. Owners are responsible for accounting for any direct overhead and administrative costs, both fixed and variable.

9.	Indirect Overhead and Administration. Costs that are not directly attributable to the performance of this Agreement are not included in the Delivery Rate.

10.
Ratemaking Process. Except as noted in Paragraph 10.1, the Owners will at their expense, prior to proposing to increase the Delivery Rate for any year, prepare a cost-of-service allocation for the Facilities' costs in accordance with this Attachment C. The cost-of-service allocation will be based on the Owners' budgeted expenditures for the forthcoming year, and the capital costs will be based on the expected Rate Base for the same forthcoming year. The WISE Pricing Summary results of the Rate Model for 2013 are attached hereto as Exhibit 1. A full model print-out has been provided to the Parties for 2013. The Owners will provide reasonable back-up documentation with similar detail when proposing future Delivery Rate increases.

10.1.
Water Supply Rate Adjustments.  The rate may be increased annually to reflect changes to the WISE Raw Water Rate as determined in accordance with paragraph 7.  If the Owner is increasing the Delivery Rate solely as a result of an increase in the WISE Raw Water Rate, then the Owner is not required to prepare a new cost-of-service allocation but can incorporate the updated WISE Raw Water Rate into the Delivery Rate.

10.2.
Annual Period. Except for Delivery Rate changes pursuant to 10.1, the Delivery Rate will be prepared for the forthcoming year in which a new Delivery Rate is to take effect. For the purposes of rate administration, all changes to the Delivery Rate charged under this Agreement will be prepared and placed into effect on January 1 of each year.

10.3.
Information Requirements.  Using the average annual delivery amount to the Authority of 7,225 AF (5,00_0 AF until 2020), to be adjusted in the future if additional commitments are agreed to, the Owner will then take the following steps:

10.3.1.
Determine Water Demand at Each Facility. The Owner will prepare an estimate of the average water through each Facility for each month. The estimate will show for each Facility: (i) the total amount of water sent through the Facility in each month, and (ii) the total water delivered to each Party for each month. The amount of water delivered to the Authority through each Facility may be adjusted to account for "trade" water. Trade water is a TDS management approach where the Authority will receive treated Aurora Mountain Water in exchange for Aurora taking water from Brighton that would have been delivered to the Authority, but for the TDS concentration.  The "trade water" approach for pricing will have the effect of increasing the amount of flow accounted for in the PWP Treatment Train for the Authority and will allow Aurora Water to recover the additional costs, if any, it incurs to produce water for delivery.

10.3.2.
Determine the Operating and Maintenance Costs for Each Facility.  The Owners will prepare, at their expense, a detailed budget of operating and maintenance expenses anticipated for each Facility for the Delivery Year. Operating and maintenance expenses shall not include any provision for capital expenditures of any kind. All capitalized asset purchases should be reported as additions to the fixed assets as described in Paragraph 10.3.3, below.

10.3.3.
Update Fixed Asset Register. The Owner will provide, at their expense, a detailed listing of fixed assets for each Facility that will be updated, current, and audited as of the end of the Owner's financial reporting year immediately preceding the Delivery Year. The fixed asset register will detail the following information for each Facility and will be reported in accordance with generally accepted accounting principles of the Government Accounting Standards Board, except in no case will the fixed assets be reported for the purposes of this Agreement using the so-called "Modified Approach" as described under GASB Rule No. 34: (i) Name and description of the asset, (ii) the original acquisition cost of the asset, (iii) the month and year the asset was acquired and physically placed into service, (iv) the estimated useful life of the asset as estimated for accounting purposes using straight line depreciation methods, and (v) the accumulated depreciation for the asset.

10.3.4.	Determine the Owners' Rates of Return. The Owners' rates of return shall be determined each year based on the provisions of Paragraph 5.

10.3.5.	Determine the WISE Raw Water Rate. The WISE Raw Water Rate shall be determined in accordance with Paragraph 7.

10.3.6.	Allocate the Costs of Service. The cost-of-service Delivery Rate will be determined as follows:

10.3.6.1.
Standard Method. The Delivery Rate will be determined by allocating the total costs of the Facilities to the Parties based on the water demands as described in Section 10.3.1; provided, however, that the following adjustment for water deliveries characterized as less-than-firm or interruptible under this Agreement shall be made: the total costs of the Facilities will be limited to the total costs of providing the average daily demand (ADD) and will exclude any costs associated with the capacity in the Facilities above and beyond that necessary to provide for the ADD (i.e., Parties with interruptible deliveries will be allocated 0% of the "Share of Facility Capacity" as that term is used in the Rate Model Report).

10.3.6.2.
Exceptions. Changes in delivery characteristics, addition of new Facilities, and the ownership structure of new and/or existing Facilities dictate a change in cost allocation methods. Aurora reserves the right to modify the cost allocation methods under such circumstances to reflect the actual delivery characteristics. No changes to the cost allocation methods shall be made without the consent of the Authority which consent shall not be unreasonably withheld, conditioned or delayed.

10.3.7.
Determine Rates. The Delivery Rate will be specific for each Party based on each Party's particular usage of the Facilities.  Rates may include a charge for volume of water delivered, charges for reservations of capacity, or any combination of these based on specific circumstances and characteristics of demand for each Party.

Table 1

Facility Name	Description
PWP -North Campus	Riverbank filtration wells, aquifer recharge and recovery system, and associated piping
PWP -Pumping Stations	Three pump stations along the pipeline from
Brighton to the Binney Water Purification Facility (Binney)
PWP -Pipeline(s)	Pipeline from Brighton to Binney
PWP -Treatment (PWP Train)	Binney treatment process for water from Brighton
PWP -Treatment (Mountain Train)	Binney treatment process for water from Strontia Springs

** Infrastructure no longer used to provide WISE Water deliveries shall be deleted.

ATTACHMENT D

WEST SLOPE CHARGE AGREEMENT
[WISE agreement with Authority]

Agreement between Authority, River District and Denver Water.

1.    Authority agrees to pay into the West Slope Fund the West Slope Charge for each acre foot of water provided by Denver Water, as provided in Authority's water supply contract with Denver Water.

•	The West Slope Charge will be 12.5% of the standard nonpotable or potable water rate, as applicable, charged by Denver Water to customers outside its Service Area.

•
Authority agrees that payment of the West Slope Charge is a contractual obligation to the River District, established at the defined percentage. Parties agree that the West Slope Charge is not a cost-based rate, but a contractual obligation, and is not governed by rate provisions in Denver Water's water supply contracts and leases.

•	Authority agrees that nonpayment of the West Slope Charge may constitute breach of this contract and may result in suspension of water deliveries.

2.	Billing and payment

•	Denver Water agrees to be responsible for collection of the West Slope Charge on behalf of the River District.

•
Whenever Denver Water adjusts the rates charged to Authority [usually annually], it will notify the River District in the same manner as it notifies its customers. The River District will respond in writing, requesting that Denver Water be responsible for billing and collection of the specified revised West Slope Charge based on the adjusted rate.

•	Authority will pay the West Slope Charge as part of its payment for water provided.

•	Denver Water will follow its normal procedures for providing notice of nonpayment.

•	Denver Water will transmit the collected West Slope Charge payments to the River District on a regular schedule determined by the payment schedule.

3.	Default for nonpayment

•	If Authority fails to pay the West Slope Charge within the period allowed by Denver Water's normal collection procedures, Denver Water will send a written notice to the River District.

•
The River District will send written notice to Authority, with a copy to Denver Water, of breach of contract for failure to pay the West Slope Charge. The notice of breach shall include a reasonable period during which the Authority may cure the breach.

•	The River District will undertake such measures as it deems necessary to collect the unpaid West Slope Charge.

•	If other efforts fail and the River District deems it necessary, the River District will send a notice of proposed suspension of water delivery to the Authority and a notice_ of default to Denver Water requesting that Denver Water suspend delivery of water on a proposed date of suspension, which shall be no less than ten (10) days following the date of the notice.

•
If payment is not received prior to the end of the noticed period, Denver Water agrees to suspend deliveries of water as requested by the River District, until such time as the West Slope Charge is paid and the River District requests Denver Water to resume deliveries.

•
Denver Water will not suspend deliveries of water to the Authority unless the written notice of default includes a certification from the River District that it will take full responsibility for any damages to the Authority resulting from suspension of service requested by River District that is later determined to be unlawful or to be invalid by reason of an error committed by the River District, and to hold Denver Water harmless for any such damages and costs incurred by Denver Water, if any, in defending itself. The River District will assume no responsibility for an error committed by Denver Water.

4.    Agree to Abstention Provisions and agree to enforce Abstention Provisions against WISE Members, as required in the SM WISE IGA between the Authority and the Members, relevant portions of which are attached.